Exhibit 2.1

AGREEMENT OF MERGER

DATED AS OF

FEBRUARY 15, 2007

AMONG

CREDIT-BASED ASSET SERVICING AND SECURITIZATION LLC,

ROCK ACQUISITION CORP.

AND

FIELDSTONE INVESTMENT CORPORATION

-i-

-ii-

-iii-

INDEX OF DEFINED TERMS

Defined Term	Section
1940 Act	3.23
Acquisition Proposal	8.15(a)
Affiliates	8.15(b)
Agreement	Preamble
Applicable Consents.	3.4(b)
Applicable Data	3.5(a)
Articles of Merger	1.3
Bankruptcy and Equity Exception	3.3
Business Day	8.15(c)
Capitalization Date	3.2(a)
Certificate	1.8(b)
Change in Company Recommendation	5.2(b)
Closing	1.2
Closing Date	1.2
Code	2.7
Company	Preamble
Company Board Approval	3.7
Company Common Stock	Recitals
Company Disclosure Schedule	8.9(a)
Company Equity Awards	8.15(d)
Company Intellectual Property	3.13(a)
Company Leases	3.19(b)
Company Permits	3.10
Company Recommendation	5.2(b)
Company Requisite Stockholder Vote	3.3
Company Restricted Shares	1.9(a)
Company SEC Reports	3.5(a)
Company Stock Options	1.9(b)
Company Stock Plans	8.15(e)
Company Stockholders Meeting	5.2(b)
Company Voting Debt	3.2(a)
Confidentiality Agreement	5.12
Continuing Employees	5.14(a)
Contract	3.4(a)
Control	8.15(b)
D&O Insurance	5.6(a)
DOJ	5.4(c)
Effective Time	1.3
Employee Benefit Plans	3.14(a)
Environmental Laws	3.12(a)
ERISA	3.14(a)
ERISA Affiliate	8.15(f)
Exchange Act	3.4(b)
Exchange Fund	2.1
Excluded Shares	1.8(a)
FTC	5.4(c)
GAAP	3.5(c)
Governmental Entity	3.4(b)
Hazardous Substance	8.15(g)
HSR Act	3.4(b)
Indemnified Persons	5.6(a)
Initial REIT Year	3.11(k)

Intellectual Property Rights	3.13
IT Assets	3.13
Key Employees	5.15
knowledge	8.15(h)
Law	3.4(a)
Liens	3.2(b)
Major Customers	3.21
Major Suppliers	3.21
Material Adverse Effect on the Company	8.15(i)
Merger	Recitals
Merger Consideration	1.8(a)
Merger Sub	Preamble
MGCL	1.1
Multiemployer Plan	8.15(j)
Order	3.4(a)
Parent	Preamble
Parent Plans	5.14(a)
Parent Welfare Plans	5.14(b)
Paying Agent	2.1
Person	8.15(k)
Proxy Statement	5.2(a)
Regulatory Law	8.15(l)
REIT	3.11(k)
Representatives	5.5(a)
Sarbanes-Oxley Act	3.5(a)
SDAT	1.3
SEC	3.5(a)
Securities Act	3.5(a)
Securitization Trusts	8.15(m)
Subsidiaries	8.15(n)
Superior Proposal	8.15(o)
Surviving Corporation	1.1
Tax Return	8.15(p)
Taxes	8.15(q)
Termination Date	7.1(b)
Trade Secrets	3.13
Voting Agreement	Recitals
WARN Act	3.15(d)

AGREEMENT OF MERGER

This Agreement of Merger, dated as of February 15, 2007 (this “Agreement”), is among Credit-Based Asset Servicing and Securitization LLC, a Delaware limited liability company (“Parent”), Rock Acquisition Corp., a Maryland corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Fieldstone Investment Corporation, a Maryland corporation (the “Company”). Capitalized terms used but not defined elsewhere herein have the meanings assigned to them in Section 8.15.

The Board of Managers of Parent and the respective Boards of Directors of Merger Sub and the Company desire to enter into a transaction whereby Merger Sub will merge with and into the Company (the “Merger”), pursuant to which each issued and outstanding share of the Company’s common stock, par value $0.01 per share (“Company Common Stock”), not owned directly or indirectly by the Company will be converted into the right to receive the Merger Consideration.

In furtherance thereof, the Board of Managers of Parent and the respective Boards of Directors of Merger Sub and the Company have determined that entering into this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Merger, are advisable. The Board of Directors of the Company has recommended that its stockholders approve this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Merger.

Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Parent and the Company’s directors each are entering into a Voting Agreement (the “Voting Agreement”) with respect to the voting of Company Common Stock in connection with the Merger in substantially the form attached hereto as Exhibit A.

Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with, and to prescribe certain conditions to, the Merger.

In consideration of the foregoing and the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound, the parties agree as follows:

ARTICLE 1

THE MERGER

Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Maryland General Corporation Law (the “MGCL”), Merger Sub shall be merged with and into the Company at the Effective Time and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue to be governed by the Laws of the State of Maryland, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger except as otherwise provided herein.

Section 1.2. Closing. The closing of the Merger (the “Closing”) shall occur as promptly as practicable after the satisfaction or waiver of the conditions set forth in Article 6, and in any event no later than 10:00 a.m., local time, on the third Business Day after the satisfaction or waiver of the conditions set forth in Article 6, other than conditions which by their nature are to be satisfied at Closing (but subject to the fulfillment or waiver of such conditions), or such other time and date as Parent and the Company shall agree in writing, unless this Agreement has been theretofore terminated pursuant to its terms (the actual time and date of the Closing is referred to as the “Closing Date”). The Closing shall be held at the offices of Hunton & Williams LLP, 951 East Byrd Street, Riverfront Plaza—East Tower, Richmond, VA 23219 or such other place as Parent and the Company shall agree in writing.

Section 1.3. Effective Time. At the Closing, the parties hereto shall (a) file articles of merger in the form required by the MGCL (the “Articles of Merger”) with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”), and (b) duly make all other filings and recordings required by the MGCL and other laws in order to effectuate the Merger. The Merger shall become effective at the time when the Articles of

Merger have been duly filed with, and accepted for record by, the SDAT or at such later time as may be agreed to by Parent and the Company in writing and specified in the Articles of Merger (the date and time that the Merger becomes effective is referred to as the “Effective Time”).

Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in this Agreement and Section 3-114 of the MGCL.

Section 1.5. Charter. At the Effective Time, the charter of the Company shall be amended to be identical to the charter of Merger Sub, as in effect immediately prior to the Effective Time, and shall be the charter of the Surviving Corporation (except that the name of the Surviving Corporation shall be “Fieldstone Investment Corporation”), until thereafter amended in accordance with applicable Law.

Section 1.6. Bylaws. As of the Effective Time, the bylaws of the Company shall be amended to be identical to Merger Sub’s bylaws, as in effect immediately prior to the Effective Time, and shall be the bylaws of the Surviving Corporation, until thereafter amended in accordance with applicable Law.

Section 1.7. Officers and Directors. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The Company will take all necessary corporate action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation from and after the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.8. Effect on Capital Stock. At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 1.8(c) below, the “Excluded Shares”) shall be cancelled and converted into the right to receive an amount in cash equal to $5.53, without interest (the “Merger Consideration”), payable to the holder thereof in accordance with Sections 2.2 and 2.6; provided, however, that the Merger Consideration shall be reduced to $5.33, without interest, in the event that the Rule 11 Comprise Settlement Agreement and Mutual Release, dated as of February 14, 2007, by and among the Bass Parties, the Fieldstone Parties and KPMG LLP (each as defined therein), is not performed in all material respects in accordance with its terms prior to the Closing Date.

(b) All shares of Company Common Stock shall cease to be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of a certificate that, immediately prior to the Effective Time, represented any shares of Company Common Stock (a “Certificate”) shall thereafter cease to have any rights with respect to such shares of Company Common Stock, other than the right to receive the Merger Consideration.

(c) Each share of Company Common Stock that is owned directly or indirectly by Parent, Merger Sub, the Company or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall be automatically canceled and retired and shall cease to exist, and no consideration shall be made or delivered in exchange therefor.

(d) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 1.9. Company Equity Awards.

(a) All awards granting restricted shares of Company Common Stock from the Company (collectively, “Company Restricted Shares”) shall vest immediately prior to the Effective Time, and, as of the Effective Time shall be converted into the right to receive the Merger Consideration as provided in Section 1.8(a).

(b) All outstanding options to acquire shares of Company Common Stock from the Company (collectively, “Company Stock Options”) heretofore granted under any Company Stock Plan shall become exercisable and vested immediately prior to the Effective Time and cease to represent, as of the Effective Time, a right to acquire shares of Company Common Stock and shall be converted, in settlement and cancellation thereof, into the right to receive, at the Effective Time, a lump sum cash payment by the Surviving Corporation of an amount equal to (i) the excess, if any, of (A) the per share Merger Consideration over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock which the holder of such Company Stock Option could have purchased had such Company Stock Option been exercised in full by the holder thereof immediately prior to the Effective Time. Any dividend equivalent payments accumulated under and payable in connection with vesting of Company Stock Options shall automatically become fully vested, and the accumulated dividend equivalent payments becoming so vested shall be payable in cash in accordance with Section 1.9(d).

(c) No Person shall have any right under the Company Stock Plans or under any other plan, program, agreement or arrangement with respect to equity interests of the Company or any of its Subsidiaries, or for the issuance or grant of any right of any kind, contingent or accrued, to receive benefits measured by the value of a number of shares of Company Common Stock (including restricted stock units, performance stock awards, deferred stock units and dividend equivalents), at and after the Effective Time (except as otherwise expressly set forth in this Section 1.9 or Article 2).

(d) Subject to Section 2.7, as soon as administratively possible after the Effective Time and not later than three Business Days after the Closing Date (unless additional time is required to process payments under the Company’s payroll systems), Parent shall cause the Surviving Corporation to pay to each holder of Company Stock Options the cash payments specified in this Section 1.9. The Company’s payroll processor shall be instructed to promptly pay the holders of Company Stock Options the amounts they are entitled to receive hereunder. No interest shall be paid or accrue on the cash payments contemplated by this Section 1.9.

(e) Prior to the Effective Time, the Company, the Board of Directors of the Company and the Compensation Committee of the Board of Directors of the Company, as applicable, shall take all actions reasonably necessary to effectuate the provisions of this Section 1.9, including (i) the vesting of Company Restricted Shares as described in Section 1.9(a), and (ii) the conversion of each Company Stock Option into the right to receive an amount in cash as described in Section 1.9(b).

Section 1.10. Certain Adjustments. If, between the date of this Agreement and the Effective Time: (a) the outstanding shares of Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination, or exchange of shares; (b) a stock dividend or dividend payable in any other securities of the Company shall be declared with a record date within such period; or (c) any similar event shall have occurred, then in each instance referred to in the preceding clauses (a) through (c) the Merger Consideration shall be appropriately adjusted to provide the holders of shares of Company Common Stock (and Company Stock Options) the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE 2

CONVERSION OF SHARES

Section 2.1. Paying Agent. At or prior to the Effective Time, Parent shall designate, and enter into an agreement with, such bank or trust company reasonably acceptable to the Company to act as paying agent in the Merger (the “Paying Agent”). Parent shall deposit with the Paying Agent as of the Effective Time, for the benefit of the holders of shares of Company Common Stock, cash sufficient to effect the payment of the Merger

Consideration to which such holders are entitled pursuant to Section 1.8(a) and this Article 2 (the “Exchange Fund”).

Section 2.2. Payment Procedures. As promptly as practicable, but in no event later than three Business Days, after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of one or more shares of Company Common Stock immediately prior to the Effective Time: (a) a letter of transmittal (which shall specify that payment of the Merger Consideration shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such a form and have such other provisions as Parent may reasonably specify); and (b) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as Parent may appoint, together with such letter of transmittal, duly executed and completed, and such other documents as the Paying Agent may reasonably require, the holder of such Certificate shall be entitled to receive the Merger Consideration in exchange for each share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrue on the Merger Consideration. If any portion of the Merger Consideration is to be made to a Person other than the Person in whose name the applicable surrendered Certificate is registered, then it shall be a condition to the payment of such Merger Consideration that (i) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (ii) the Person requesting such payment shall have (A) paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or (B) established to the reasonable satisfaction of Parent that any such Taxes either have been paid or are not payable.

Section 2.3. Undistributed Merger Consideration. Any portion of the funds made available to the Paying Agent pursuant to Section 2.1 that remains undistributed to holders of Certificates on the date that is one year after the Effective Time shall be delivered to Parent or its designee, and any holders of Certificates who have not theretofore complied with this Article 2 shall thereafter look only to Parent for the Merger Consideration to which such holders are entitled pursuant to Section 1.8(a) and this Article 2. Any portion of the funds made available to the Paying Agent pursuant to Section 2.1 that remains unclaimed by holders of Certificates on the date that is five years after the Effective Time or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

Section 2.4. No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation, the Paying Agent or their respective directors, officers, employees and representatives shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.5. Investment of Merger Consideration. The Paying Agent shall invest the funds made available to the Paying Agent pursuant to Section 2.1 as directed by Parent on a daily basis in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-2 or P-2 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively (or money market funds rated Aaa or better); provided, however, that no such gain or loss thereon shall affect the amounts payable to holders of Certificates pursuant to Section 1.8(a) and this Article 2. Any interest and other income resulting from such investments shall become part of the Exchange Fund, and any amounts in excess of the amounts remaining to be paid under Section 1.8(a) and this Article 2 shall promptly be paid to Parent.

Section 2.6. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

Section 2.7. Withholding Rights. The Paying Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or a Company Equity Award such amount that any of them is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or any provision of any other Tax law. To the extent that amounts are so deducted and withheld (i) such amounts shall be paid over to the appropriate taxing authority, and (ii) the amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of such shares of Company Common Stock or Company Equity Award in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be, and the Paying Agent, the Surviving Corporation or Parent shall provide to the holders of such securities written notice of the amounts so deducted or withheld.

Section 2.8. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, all deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company or Merger Sub, all other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation all right, title and interest in, to and under all of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 2.9. Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. At or after the Effective Time, any Certificates presented to the Paying Agent, Parent or the Surviving Corporation for any reason shall, subject to compliance with the provisions of this Article 2 by the holder thereof, represent only the right to receive the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

Section 2.10. Appraisal Rights. In accordance with Section 3-202(c)(1) of the MGCL, no appraisal rights shall be available to holders of Company Common Stock in connection with the Merger.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1. Organization and Qualification. Except as set forth in Section 3.1 to the Company Disclosure Schedule, each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has full corporate or other power and authority to own, operate and lease the properties owned or used by it and to carry on its business as and where such is now being conducted, except where the failure to be so standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries is duly licensed or qualified to do business as a foreign corporation, and is in good standing as a foreign corporation, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The copies of the charter and bylaws of the Company, including any amendments thereto, that have been made available by the Company to Parent prior to the date of this Agreement are correct and complete copies of such instruments as presently in effect.

Section 3.2. Capitalization.

(a) As of January 31, 2007 (the “Capitalization Date”), the authorized capital stock of the Company consisted entirely of: (i) 90,000,000 shares of Company Common Stock, par value $0.01 per share, of which 46,878,644 shares of Company Common Stock were issued and outstanding (including the Company Restricted Shares); and (ii) 10,000,000 shares of Preferred Stock, par value $0.01 per share, none of which were issued and outstanding. All issued and outstanding shares of capital stock of the Company and its Subsidiaries are validly issued, fully paid and nonassessable. As of the Capitalization Date, there were (x) Company Stock Options representing in the aggregate the right to acquire 857,600 shares of Company Common Stock, (y) Company Restricted Shares relating to, in the aggregate, 133,750 shares of Company Common Stock under the Company Stock Plans, and (z) awards of performance shares which, by their terms, have a performance period that extends beyond the Effective Date (“Company Performance Shares”) relating to, in the aggregate, 78,600 shares of Company Common Stock. The Company has entered into a termination and waiver agreement with each recipient of an award pursuant to which such Company Performance Shares are issuable and, in accordance with the terms of such termination and waiver agreements, each such award and the related Company Performance Shares shall have terminated immediately prior to the Effective Time, and no Company Performance Shares shall be entitled to receive any consideration in connection with the Merger. Section 3.2(a) to the Company Disclosure Schedule sets forth a correct and complete list, as of the Capitalization Date, of the number of shares of Company Common Stock subject to Company Stock Options, the number of unvested Company Restricted Shares or other rights to purchase or receive Company Common Stock, or benefits based on the value of Company Common Stock, granted under the Company Stock Plans, the Employee Benefit Plans or otherwise, the dates of grant, the recipients thereof and the exercise prices thereof. No bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of capital stock of the Company may vote (“Company Voting Debt”) are issued or outstanding. There are no outstanding obligations of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of the Company or any of its Subsidiaries. Except as set forth above, no shares of capital stock or other voting securities of the Company have been issued or reserved for issuance or are outstanding, other than the shares of Company Common Stock reserved for issuance under the Company Stock Plans. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound: (A) obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any of its Subsidiaries or any Company Voting Debt; (B) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, unit, commitment, Contract, arrangement or undertaking; or (C) giving any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of capital stock of the Company or any of its Subsidiaries.

(b) The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock and other equity interests of its Subsidiaries, free and clear of all liens, pledges, charges, encumbrances and other security interests of any nature whatsoever (collectively, “Liens”). A correct and complete list of all of the Company’s Subsidiaries, together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock or other equity interests owned by the Company or another of its Subsidiaries, is set forth in Section 3.2(b)-1 to the Company Disclosure Schedule. A correct and complete list of all corporations, partnerships, limited liability companies, associations and other entities (excluding the Company’s Subsidiaries) in which the Company or any Subsidiary of the Company owns any joint venture, partnership, strategic alliance or similar interest, together with the jurisdiction of incorporation or organization of each such entity and the percentage of each such entity’s outstanding capital stock or other equity interests owned by the Company or any of its Subsidiaries, is set forth in Section 3.2(b)-2 to the Company Disclosure Schedule. Except for its interest in the Subsidiaries, joint venture or similar entities as set forth in Section 3.2(b)-2 to the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock interest, equity membership interest, partnership interest, joint venture interest or other equity interest in any Person. Neither the Company nor any of its Subsidiaries is obligated to make any contribution to the capital of, make any loan to or guarantee the debts of any joint venture or similar entity (excluding the Company’s wholly-owned Subsidiaries).

(c) Parent has prior to the date of this Agreement received a correct and complete copy of each Company Stock Plan.

Section 3.3. Authorization. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby, subject, in the case of the consummation of the Merger, to the approval and adoption of this Agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock (the “Company Requisite Stockholder Vote”). The execution and delivery of this Agreement by the Company and the consummation by the

Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize this Agreement and to consummate the transactions contemplated hereby, other than the approval of this Agreement and the Merger by the Company Requisite Stockholder Vote. This Agreement has been duly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, subject (as to enforceability) to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

Section 3.4. No Violation

(a) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not: (i) conflict with, or constitute or result in any violation of, any provision of the charter, bylaws or similar organizational document of the Company or any of its Subsidiaries; or (ii) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations and filings referred to in Section 3.4(b) (or identified in Section 3.4(b)-1 or -2 of the Company Disclosure Schedule), (A) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or result in the creation of a Lien on, or the loss of, any assets, including Company Intellectual Property, of the Company or any of its Subsidiaries pursuant to any written or oral agreement, contract, loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan, permit, franchise, license or other instrument or arrangement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound; or (B) conflict with, violate, result in a breach of or constitute a default under any judgment, injunction, ruling, order or decree (each, an “Order”) or any constitution, treaty, statute, law, principle of common law, ordinance, rule or regulation of any Governmental Entity (each, a “Law”) applicable to the Company or any of its Subsidiaries or their respective properties or assets, except, in the case of this clause (ii), as individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) No consent, approval, Order or authorization of, or registration, declaration or filing with, any supranational, national, state, provincial, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, judicial, administrative, taxing, importing or other governmental or quasi-governmental authority (each, a “Governmental Entity”) or any other Person is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to: (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) to the extent that the transactions contemplated by this Agreement are not otherwise exempt under the HSR Act; (ii) other Regulatory Laws; (iii) the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (iv) the MGCL with respect to the acceptance for record by the SDAT of the Articles of Merger; (v) those requirements of any Governmental Entities with regulatory authority over mortgage banking or settlement services identified in Section 3.4(b)-1 to the Company Disclosure Schedule; (vi) those Contracts identified in Section 3.4(b)-2 to the Company Disclosure Schedule; (vii) the requirements of The NASDAQ Global Market with respect to the Merger; (viii) state securities, takeover and “blue sky” laws; and (ix) such consents, approvals, Orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Consents, approvals, Orders, authorizations, registrations, declarations and filings required under or in relation to any of clauses (i) through (ix) above are referred to as the “Applicable Consents.”

Section 3.5. Filings with the SEC; Financial Statements; Sarbanes-Oxley Act.

(a) Except as set forth in Section 3.5(a) to the Company Disclosure Schedule, the Company, its Subsidiaries and the Securitization Trusts have filed, or caused to be filed, all required registration statements, prospectuses, reports, forms and other documents (if any) required to be filed by it with the Securities and Exchange

Commission (the “SEC”) since February 1, 2005 (the “Applicable Date”) (collectively, including all exhibits thereto, the “Company SEC Reports”). Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, no Subsidiary of the Company or Securitization Trust is required to file any registration statement, prospectus, report, schedule, form, statement or other document with the SEC. Except as set forth in Section 3.5(a) to the Company Disclosure Schedule, none of the Company SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Section 3.5(a) to the Company Disclosure Schedule, all of the Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be.

(b) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of The NASDAQ Global Market. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or the rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has made or arranged any loan or other extension of credit to any executive officer or director of the Company and there are no outstanding loans or other extensions of credit to any executive officers or directors of the Company or any of its Subsidiaries.

(c) Except as set forth in Section 3.5(c) to the Company Disclosure Schedule, each of the financial statements (including the related notes and schedules thereto) of the Company included in the Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods and the dates involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, subject, in the case of unaudited interim financial statements, to the absence of notes and normal year-end adjustments that have not been and are not expected to be material in amount or effect.

(d) Except as set forth in Section 3.5(d) of the Company Disclosure Schedule and except for liabilities disclosed or reserved or reflected in a balance sheet (including the notes thereto) included in the Company SEC Reports filed prior to the date of this Agreement and liabilities incurred on behalf of the Company or any Subsidiary in connection with this Agreement, the Company and its Subsidiaries have no liabilities, absolute or contingent, other than liabilities incurred in the ordinary course of business consistent with past practice after September 30, 2006, that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(e) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and former principal financial officer of the Company, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to the Company SEC Reports. (For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings ascribed to such terms in the Sarbanes-Oxley Act of 2002.)

(f) The Company has disclosed, based on the most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Except as set forth in Section 3.5(f) to the Company Disclosure Schedule, since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. Except as set forth in Section 3.5(f) of the Company Disclosure Schedule, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the Board of Directors or the Board of Directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act of 2002 or any Company policy contemplating such reporting, including in instances not required by those rules.

(g) The Company has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to its principal executive officer and principal financial officer.

(h) The date of each Company Stock Option that is reflected in the Company’s books and records is the actual date of grant thereof (as determined under GAAP). All Company Stock Options were granted with an exercise price at least equal to the fair market value of the Company Common Stock on the date of grant of such Company Stock Option and no Company Stock Option has been amended to reduce the exercise price from that in effect on the date of grant (except pursuant to non-discretionary antidilution provisions governing such Company Stock Option). The financial statements of the Company included in the Company SEC Reports fairly reflect in all material respects amounts required to be shown as expense in connection with the grant and/or amendment of any Company Stock Option.

Section 3.6. Proxy Statement. None of the information contained or incorporated by reference in the Proxy Statement will, on the date on which it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Company makes no representation regarding information provided in writing by Parent or its Subsidiaries for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.7. Board Approval. The Board of Directors of the Company, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way through the date hereof (the “Company Board Approval”), has (a) determined that this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, are advisable to the Company and its stockholders, (b) approved and adopted this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, and (c) resolved to recommend that the stockholders of the Company approve this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, and directed that such matter be submitted to a vote by the Company’s stockholders at the Company Stockholders Meeting. In addition, the Company has taken all corporate action required to be taken by it in order to exempt this Agreement, the Merger and the transactions contemplated by this Agreement from, and this Agreement, the Merger and the transactions contemplated by this Agreement are exempt from, the provisions of the Maryland Business Combinations Act that relate to the Company.

Section 3.8. Absence of Certain Changes. Except as disclosed in (i) Section 3.8 to the Company Disclosure Schedule or (ii) the Company SEC Reports filed prior to the date of this Agreement, since September 30, 2006, the Company and each of its Subsidiaries has conducted its business only in the ordinary course of business consistent with past practice and there has not been:

(a) any action taken by the Company or any of its Subsidiaries that would have required the consent of Parent under subsection (a)(iii) (in respect of the Company and any Subsidiary that is not a wholly-owned Subsidiary only), (iv), (vi), (vii), (viii), (ix), (x), (xi), (xii), (xiv), (xv), or (xvi) of Section 5.1 if such action was taken after the date of this Agreement;

(b) any change, event, development, condition, occurrence or combination of changes, events, developments, conditions or occurrences that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company; and

(c) any increase, by either the Company or any of its Subsidiaries, in the compensation or benefits of, or any grant or payment of any benefits to, any director or officer, or any similar action, except, in the case of this subsection (c): (i) to the extent required under the terms of any agreements, trusts, plans, funds or other arrangements disclosed in the Company SEC Reports filed prior to the date of this Agreement; (ii) to the extent required by applicable Law; (iii) for increases (other than in equity-based compensation) in the ordinary course of business consistent with past practice; or (iv) as contemplated or otherwise permitted by this Agreement.

Section 3.9. Litigation; Orders. Except as set forth in Section 3.9 to the Company Disclosure Schedule, there is no claim, action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative, (i) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective businesses or assets or (ii) to the knowledge of the Company, pending or threatened against any of their respective officers or directors (in such capacity), at law or in equity, before or by any Governmental Entity or arbitrator, whether or not covered by insurance, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Section 3.9 to the Company Disclosure Schedule, none of the Company, any of its Subsidiaries or any of their respective businesses or assets is subject to any Order of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company. The Company hereby acknowledges and agrees that, for all purposes of this Agreement, neither Parent nor Merger Sub makes any representation or warranty regarding the effect of antitrust Laws on such party’s ability to execute, deliver, or perform its obligations under the Agreement or to consummate the Merger as a result of the enactment, promulgation, application, or threatened or actual judicial or administrative investigation or litigation order, or enforcement of, any antitrust Law with respect to the consummation of the Merger.

Section 3.10. Permits; Compliance with Laws. Except as set forth in Section 3.10 to the Company Disclosure Schedule, the Company and its Subsidiaries hold all material permits, licenses, franchises, variances, exemptions, Orders and approvals of all Governmental Entities that are necessary for the operation of their respective material businesses as now being conducted (collectively, the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. Except as set forth in Section 3.10 to the Company Disclosure Schedule, the Company and each of its Subsidiaries is in compliance with, and the Company and its Subsidiaries have not received any notices of noncompliance with respect to, the Company Permits and any Laws, except for instances of noncompliance where neither the costs to comply nor the failure to comply, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, and except as set forth in Section 3.10 to the Company Disclosure Schedule and except for ordinary regulatory examinations relating to the origination, mortgage lending and servicing activities of the Company and its Subsidiaries, no investigation by any Governmental Entity with respect to the Company and its Subsidiaries is pending or threatened. Without limitation, during the three years prior to the date of this Agreement, none of the Company, any of its Subsidiaries or any director, officer, or employee of, or, to the knowledge of the Company, any agent or other Person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly: (a) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law; (d) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries; (e) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries; or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, except, in each case referred to in clauses (a) through (f), where such acts, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.11. Tax Matters.

Except as set forth in Section 3.11 of the Company Disclosure Schedule:

(a) The most recent financial statements contained in the Company SEC Reports filed prior to the date of this Agreement reflect a reserve or accrual determined in accordance with GAAP for liabilities or expenses for all material Taxes due and payable by the Company and its Subsidiaries as a group for all taxable periods and portions thereof through the date of such financial statements. The Company and its Subsidiaries (as a group) have established on their books and records in accordance with GAAP (which may, but are not required to, be reflected only on the books and records of the Company) reserves or accrued liabilities or expenses for the payment of all Taxes for which the Company or any of its Subsidiaries is liable but are not yet due and payable.

(b) Each of the Company and its Subsidiaries has timely filed all Tax Returns required to be filed (taking into account any extension of time within which to file), and all such Tax Returns were, at the time filed, and are correct and complete in all material respects. The Company has provided Parent with access to complete and accurate copies of all such Tax Returns for which the statute of limitations is still open.

(c) Each of the Company and its Subsidiaries has duly withheld, collected and timely paid all material Taxes that it was required to withhold, collect and pay relating to amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person (other than those that are being contested in good faith through appropriate proceedings, are set forth in Section 3.11 of the Company Disclosure Schedule, and for which appropriate reserves have been established in accordance with GAAP).

(d) No unpaid Tax deficiency has been asserted against or with respect to the Company or any of its Subsidiaries. No Tax audit or other administrative proceeding or court proceedings are presently pending or threatened with regard to any material Taxes of the Company or any of its Subsidiaries. No claim has been made in writing by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax or required to file a Tax Return in such jurisdiction. There are no outstanding waivers or comparable consents that have been given by the Company or any of its Subsidiaries regarding the application of the statute of limitations with respect to any Taxes or Tax Returns. There are no Liens on any of the assets of the Company and its Subsidiaries that arose in connection with any Taxes, other than Liens for Taxes that are not yet due and payable.

(e) Neither the Company nor any of its Subsidiaries has requested or received a Tax ruling, private letter ruling, technical advice memorandum, competent authority relief or similar agreement or entered into a closing agreement or contract with any taxing authority that, in each case, remains outstanding or effective. Neither the Company nor any of its Subsidiaries is subject to a Tax sharing, allocation, indemnification or similar agreement (except such agreements as are solely between or among the Company and its Subsidiaries) pursuant to which it could have an obligation to make a material payment to any Person in respect of Taxes. The Company and its Subsidiaries do not have any material liability for the Taxes of any Person other than the Company and its Subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (B) as a transferee or successor or (C) by contract or otherwise.

(f) The Company has not been a member of an Affiliated group of corporations that filed a consolidated tax return except for groups for which it was the parent corporation. None of the Company’s Subsidiaries has ever been a member of an Affiliated group of corporations that filed a consolidated tax return except for groups of which the Company was the parent corporation.

(g) Neither the Company nor any of its Subsidiaries is participating or has participated in a reportable or listed transaction within the meaning of Treasury Regulations section 1.6011-4 or section 6707A(c) of the Code. The Company and each of its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of section 6662 of the Code.

(h) Neither the Company nor any of its Subsidiaries has been the “distributing corporation” or a “controlled corporation” (within the meaning of section 355 of the Code) with respect to a transaction described in section 355 of the Code.

(i) Neither the Company nor any of its Subsidiaries is required to include in income any amount from an adjustment pursuant to section 481 of the Code and the regulations thereunder or any similar provision of Law.

(j) Neither the Company nor any of its Subsidiaries have made any payments, are obligated to make any payments, or are parties to an agreement that would reasonably be expected to obligate them to make any payments that will not be deductible under Section 280G of the Code.

(k) For each year, beginning with the short taxable year ended December 31, 2003 (the “Initial REIT Year”) and through the taxable year ended December 31, 2006, the Company has been subject to taxation as a real estate investment trust (a “REIT”) within the meaning of section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years. From January 1, 2007, through the date hereof, the Company and its Subsidiaries have operated in such a manner as to permit the Company to continue to qualify as and be taxed as a REIT, and the Company and such Subsidiaries intend to continue to operate in such a manner through the Effective Time.

(l) Each Subsidiary of the Company that files Tax Returns as a partnership or is a disregarded entity for U.S. federal income tax purposes has been properly classified as a partnership or disregarded entity, as the case may be, and not as an association taxable as a corporation or a “publicly traded partnership” within the meaning of section 7704(b) of the Code. Each Subsidiary of the Company that is a corporation has been, in and after the Initial REIT Year, properly classified as a qualified REIT subsidiary under section 856(i) of the Code or as a taxable REIT subsidiary under section 856(l) of the Code.

(m) Neither the Company nor any Subsidiary holds any asset the disposition of which would reasonably be expected to be subject to rules similar to section 1374 of the Code.

(n) With respect to each Subsidiary that is intended to be a “taxable mortgage pool” within the meaning of Section 7701(i) of the Code, (i) such entity has at all times since its formation qualified as a “taxable mortgage pool” within the meaning of section 7701(i) of the Code, (ii) no election under section 860D(b) has been made with respect to such Subsidiary, and (iii) such Subsidiary has at all times qualified as a “qualified REIT subsidiary,” within the meaning of section 856(i) of the Code, of the Company.

(o) As of the date of this Agreement, the Company does not have any earnings and profits accumulated in any “non-REIT year” (within the meaning of section 857 of the Code) by the Company or any other corporation.

(p) The Company has incurred no material liability for any Taxes, which have not previously been paid, under section 857(b), 860(c) or 4981 of the Code or Treasury Regulation section 1.337(d)-7, including, without limitation, any Tax arising from a prohibited transaction described in section 857(b)(6) of the Code and the excise tax on redetermined rents, redetermined deductions, and excess interest under section 857(b)(7) of the Code; and neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes that have not been previously paid other than in the ordinary course of business and other than transfer or similar Taxes arising in connection with the sale of property.

Section 3.12. Environmental Matters.

(a) The Company and each of its Subsidiaries are in compliance with all applicable Laws and Orders relating to pollution, protection of the environment or human health, occupational safety and health or sanitation, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and all other applicable Laws and Orders relating to emissions, spills, discharges, generation, storage, leaks, injection, leaching, seepage, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, together with any plan, notice or demand letter issued, entered, promulgated or approved thereunder (collectively, “Environmental Laws”), except for instances of noncompliance where neither the costs to comply nor the failure to comply, individually or in the aggregate, have had or would reasonably be expected to have a

Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received any written notice of (i) any material violation of an Environmental Law or (ii) the institution of any claim, action, suit, proceeding, investigation or inquiry by any Governmental Entity or other Person alleging that the Company or any of its Subsidiaries may be in material violation of or materially liable under any Environmental Law.

(b) Except as has not had and would not have, individually or in the aggregate, a Material Adverse Effect on the Company, there are no liabilities of or relating to the Company or any of its Subsidiaries, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law or any Hazardous Substance.

Section 3.13. Intellectual Property.

(a) The Company and its Subsidiaries have good title to or, with respect to items not owned by the Company or its Subsidiaries, sufficient rights to use all Intellectual Property Rights that are owned or licensed by the Company or any of its Subsidiaries or utilized by the Company or any of its Subsidiaries in the conduct of their respective businesses (all of the foregoing items are hereinafter referred to as the “Company Intellectual Property”). Section 3.13 to the Company Disclosure Schedule sets forth an accurate list, as of the date of this Agreement, of (i) all material Company Intellectual Property owned by the Company or any of its Subsidiaries and (ii) all agreements to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries obtains the right to use any material Company Intellectual Property. To conduct the business of the Company and its Subsidiaries as presently conducted, neither the Company nor any of its Subsidiaries requires any material Intellectual Property Rights that the Company and its Subsidiaries do not already own or license. The Company has no knowledge of any infringement or misappropriation by others of Intellectual Property Rights owned by the Company or any of its Subsidiaries. The conduct of the businesses of the Company and its Subsidiaries does not infringe on or misappropriate any Intellectual Property Rights of others, except where such infringement or misappropriation, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) No claims with respect to Company Intellectual Property are pending or, to the knowledge of the Company, threatened by any Person (i) to the effect that the manufacture, sale or use of any product, process or service as now used or offered or proposed for use or sale by the Company or any of its Subsidiaries infringes on any Intellectual Property Rights of any Person, (ii) against the use by the Company or any of its Subsidiaries of any Company Intellectual Property or (iii) challenging the ownership, validity, enforceability or effectiveness of any Company Intellectual Property, except where such claims, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(c) The Company has taken reasonable measures in accordance with normal industry practice to protect the confidentiality of all Trade Secrets that are owned, used or held by the Company or any of its Subsidiaries and, to the knowledge of the Company, no such Trade Secret material to the business or operation of the Company or any of its Subsidiaries has been used, disclosed or otherwise misappropriated by any person except as would not reasonably be expected to have a Material Adverse Effect on the Company.

(d) The Company has not granted any licenses to use, or any covenants not to sue under, any of its material Company Intellectual Property to any third party, other than those non-exclusive licenses granted in the ordinary course of business described in Section 3.13 of the Company Disclosure Schedule.

(e) The material IT Assets owned by the Company operate and perform in all material respects in accordance with the requirements of the Company or any of its Subsidiaries for the performance of their businesses. To the knowledge of the Company, no person has gained unauthorized access to the IT Assets, except as would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has used commercially reasonable efforts to implement reasonable backup and disaster recovery plans consistent with the Company’s business needs.

(f) The Company has implemented such commercially reasonable systems safeguards, information as well as retention and disposal and other policies and procedures as are necessary in order to comply with the information safeguard requirements of the Gramm-Leach-Bliley Act of 1999, to the extent applicable to the

Company, and the rules and regulations promulgated pursuant thereto, including the rules relating to the safeguarding of information.

(g) For purposes of this Agreement, the following terms have the following meanings:

“Intellectual Property Rights” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, renewals, extensions and reissues; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models and designs (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other similar intellectual property or proprietary rights.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

Section 3.14. Employee Benefits.

(a) Section 3.14(a) to the Company Disclosure Schedule sets forth a correct and complete list of all “employee benefit plans,” as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), and all other material employee benefit or executive compensation Contracts, arrangements, perquisite programs or payroll practices that are maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is obligated to contribute, for current or former employees or directors (or dependents or beneficiaries thereof) of the Company or any of its Subsidiaries (collectively, the “Employee Benefit Plans”).

(b) No Employee Benefit Plan is a Multiemployer Plan. During the last five years, none of the Company, its current or former Subsidiaries or any current or former ERISA Affiliate has (i) withdrawn from any Multiemployer Plan in a complete or partial withdrawal under circumstances in which any withdrawal liability was not satisfied in full or (ii) engaged in a transaction that is subject to Section 4069 of ERISA. During the last five years, none of the Company, any of its Subsidiaries is or has ever been a party to any multiple employer plan, as that term is defined in Section 413(c) of the Code or a multiple employer welfare arrangement as that term is defined in Section 3(40) of ERISA.

(c) No Employee Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA. None of the Employee Benefit Plans or any other plan, fund or program ever maintained or contributed to by the Company, any of its Subsidiaries or any ERISA Affiliate during the past six years that is subject to Title IV of ERISA has been terminated so as to subject, directly or indirectly, any assets of the Company or any of its Subsidiaries to any liability, contingent or otherwise, or the imposition of any Lien under Title IV of ERISA.

(d) The Company and each of its Subsidiaries have reserved the right to amend, terminate or modify at any time all Employee Benefit Plans, except as limited by the terms of a collective bargaining agreement or contract with an individual or to the extent applicable Law would prohibit the Company or any Subsidiary from so reserving or exercising such right.

(e) Either the Internal Revenue Service has issued a currently effective favorable determination letter with respect to each Employee Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401 of the Code, and each trust maintained pursuant thereto has been determined to be exempt from federal income taxation under Section 501 of the Code by the IRS or each such “qualified plan” is entitled to rely on an opinion letter issued by the Internal Revenue Service. Each such Employee Benefit Plan has been timely amended since the date of the latest favorable determination letter in accordance with all applicable Laws. Nothing has occurred with respect to the operation of any such Employee Benefit Plan that is reasonably likely to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

(f) None of the Company, its Subsidiaries, the officers or directors of the Company or any of its Subsidiaries has engaged in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of its Subsidiaries or any officer or director of the Company or any of its Subsidiaries to any material tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502 of ERISA.

(g) Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, there are no claims (except claims for benefits payable in the ordinary course of business consistent with past practice and proceedings with respect to qualified domestic relations orders), suits or proceedings pending or, to the knowledge of the Company, threatened against or involving any Employee Benefit Plan, asserting any rights or claims to benefits under any Employee Benefit Plan or asserting any claims against any administrator, fiduciary or sponsor thereof. Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, there are no pending or, to the knowledge of the Company, threatened investigations by any Governmental Entity involving any Employee Benefit Plans.

(h) Except as set forth in Section 3.14(h) to the Company Disclosure Schedule, all Employee Benefit Plans have been established, maintained and administered in accordance with their terms and with all provisions of applicable Laws, including ERISA and the Code, except for instances of noncompliance where neither the costs to comply nor the failure to comply, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Company. All contributions or premiums required to be made with respect to an Employee Benefit Plan, whether by law or pursuant to the terms of the plan or any contract that funds the benefits due thereunder, have been made when due. With respect to any Employee Benefit Plan the liabilities of which have been disclosed on the Company’s financial statements as included in the Company SEC Reports filed prior to the date of this Agreement, no event has occurred since the date of such disclosure that has resulted in a material increase in such liabilities.

(i) Except as set forth in Section 3.14(i) to the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will: (i) increase any benefits otherwise payable under any Employee Benefit Plan; (ii) result in any acceleration of the time of payment or vesting of any such benefits; (iii) limit or prohibit the ability to amend or terminate any Employee Benefit Plan; (iv) require the funding of any trust or other funding vehicle; or (v) renew or extend the term of any agreement in respect of compensation for an employee of the Company or any of its Subsidiaries that would create any liability to the Company, any of its Subsidiaries, Parent or the Surviving Corporation or their respective Affiliates after consummation of the Merger.

(j) Except as set forth in Section 3.14(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to a Contract (including this Agreement) that under any circumstances could obligate it to make payments (either before or after the Closing Date) that will not be deductible because of Section 162(m) or Section 280G of the Code. Section 3.14(j) to the Company Disclosure Schedule sets forth each Employee Benefit Plan that provides for a payment upon a change in control and/or any subsequent employment termination (including any agreement that provides for the cash-out or acceleration of options or restricted stock and any “gross-up” payments with respect to any of the foregoing), but excluding severance plans that are generally applicable to employees of the Company and its Subsidiaries.

(k) Neither the Company nor any of its Subsidiaries has provided written communications to any group of its current or former employees or any of its directors of any intention or commitment to establish or implement any additional material Employee Benefit Plan or other employee benefit arrangement or to amend or modify, in any material respect, any existing Employee Benefit Plan.

(l) No Employee Benefit Plan is subject to the Law of any jurisdiction other than the United States.

Section 3.15. Employee Matters.

(a) Neither the Company nor any of its Subsidiaries is party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related Contract with any labor union, labor organization or works council. There are no labor agreements, collective bargaining agreements, work rules or practices, or any other labor-related Contracts that pertain to any of the employees of the Company or any of its Subsidiaries. No employees of the Company or any of its Subsidiaries are represented by any labor organization with respect to their employment with the Company or any of its Subsidiaries.

(b) As of the date of this Agreement, (i) neither the Company nor any Subsidiary thereof has received a demand for recognition or certification from any labor union, labor organization, works council or group of employees of the Company or any of its Subsidiaries; (ii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other Governmental Entity; and (iii) to the knowledge of the Company, there are no organizational attempts relating to labor unions, labor organizations or works councils occurring with respect to any employees of the Company or any of its Subsidiaries.

(c) Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company: (i) there are no unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any other Governmental Entity; (ii) there are no labor strikes, slowdowns, stoppages, walkouts, lockouts or disputes pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries; (iii) there are no pending or, to the knowledge of the Company, threatened grievances or arbitration proceedings against the Company or any of its Subsidiaries arising out of or under any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related Contract with any labor union, labor organization or works council; and (iv) the Company and its Subsidiaries have complied with all hiring and employment obligations under the Office of Federal Contract Compliance Programs rules and regulations.

(d) All current employees of the Company and its Subsidiaries are employed in the United States. As of the date hereof, no key employee or, to the knowledge of the Company, any material independent contractor of the Company and its Subsidiaries has notified the Company or its Subsidiaries that he or she intends to resign or retire as a result of the transactions contemplated hereby. Except as set forth in Section 3.15(d) of the Company Disclosure Schedule, the Company and its Subsidiaries have complied in the past three (3) years, in all material respects with all Laws relating to labor and employment, including those relating to wages, hours, overtime, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes and continuation coverage with respect to group health plans. Since December 31, 2003, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (“WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; (ii) a “mass layoff” (as defined in the WARN Act); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient to trigger application of any similar Law, in each case that would reasonably be expected to result in a Material Adverse Effect on the Company.

Section 3.16. Contracts.

(a) Except as set forth in Section 3.16(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract as of the date of this Agreement that:

(i) is a material loan or credit agreement, indenture, note, debenture, mortgage, pledge, security agreement, capital lease or guarantee;

(ii)(A) involves or would reasonably be expected to involve aggregate annual payments by the Company and/or its Subsidiaries in excess of $1,000,000 or its foreign currency equivalent as of the date of this Agreement or except as otherwise disclosed in Section 3.16(a) of the Company Disclosure Schedule pursuant to paragraph (x) or (xi) below, payments to the Company and/or its Subsidiaries in excess of $1,000,000 or its foreign currency equivalent as of the date of this Agreement (excluding purchase orders and other supplier or customer contracts received and accepted by the Company and/or its Subsidiaries in the ordinary course of business consistent with past practice) or (B) notwithstanding the foregoing clause (A), which involves or would reasonably be expected to involve aggregate annual payments to or by the Company and/or its Subsidiaries in excess of $250,000 or its foreign currency equivalent as of the date of this Agreement and is not terminable without penalty on ninety (90) days or less notice by the Company or its Subsidiaries;

(iii) is a Broker Agreement with a Major Supplier or a purchase and sale agreement with a Major Customer;

(iv) is required to be filed with the SEC under Item 601 of Regulation S-K of the Exchange Act and has not been so filed;

(v) by its terms restricts the conduct of any line of business by the Company or any of its Subsidiaries or, after the Effective Time, would by its terms restrict the conduct of any line of business by Parent or any of its Subsidiaries;

(vi) provides for or otherwise relates to a joint venture, partnership, strategic alliance or similar arrangement;

(vii) is an agreement with an affiliated entity;

(viii) is an employment, retention, severance or similar agreement;

(ix) is an agreement with any independent originator for the purchase of loans originated by such independent originator;

(x) is a forward purchase, hedge, option or similar derivative Contract;

(xi) is an Investor Agreement pursuant to which the Company or any of its Subsidiaries has potential repurchase, indemnification or other liability to an Investor; or

(xii) is a Servicing Agreement or a subservicing agreement (excluding Investor Agreements pursuant to which Mortgage Loans were sold servicing-released).

The Company has made available to Parent a true and complete copy of each Contract listed in Section 3.16(a) of the Company Disclosure Schedule (each, a “Material Contract”) and has identified in Section 3.16(a) of the Company Disclosure Schedule those Material Contracts with change of control provisions that would be triggered by the transactions contemplated herein.

(b) With such exceptions as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company: (i) each Contract to which the Company or any of its Subsidiaries is a party is in full force and effect and is valid and binding on and enforceable against the Company and/or its Subsidiaries, as applicable, in accordance with their terms and, to the knowledge of the Company, on and against the other parties thereto, subject (as to enforceability) to the Bankruptcy and Equity Exception; (ii) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to any such Contract, is in breach thereof, or default thereunder, and no event has occurred that, with the giving of notice or the lapse of time or both, would constitute a breach thereof, or default thereunder; (iii) each of the Company and its Subsidiaries and, to the knowledge of the Company, the other Person or Persons who are parties thereto has performed all of its obligations required to be performed by it under each Contract to which the Company or any of its Subsidiaries is a party; and (iv) neither the Company or any of its Subsidiaries nor, to the knowledge of the

Company, any such other Person, is in breach of, or default under, any such Contract, and no event has occurred that, with the giving of notice or the lapse of time or both, would constitute a breach of, or default under, any such Contract.

Section 3.17. Representations Regarding Mortgage Business.

(a) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Agency” means HUD or the applicable State Agency.

“Applicable Requirements” means and includes, as of the time of reference, with respect to the Company’s and its Subsidiaries origination, servicing, insuring, purchase, sale or filing of claims in connection with Residential Mortgage Loans, all contractual obligations of the Company and its Subsidiaries (including any contained in a Mortgage Loan Document, an Investor Agreement or a Servicing Agreement).

“Company Loan” means a Residential Mortgage Loan that is funded and closed or purchased by the Company.

“CompanySub Loan” means a Residential Mortgage Loan that is originated or purchased by a Subsidiary.

“Existing Financing Facilities” means all of the financing arrangements with respect to the Warehouse Loans and mortgage backed securities held by the Company or any Subsidiary, that are set forth in Section 3.17(a)to the Company Disclosure Schedule.

“Foreclosure” means the process culminating in the acquisition of title to a Mortgaged Property in a foreclosure sale or by a deed in lieu of foreclosure or pursuant to any other comparable procedure allowed under applicable Law.

“HUD” means the United States Department of Housing and Urban Development.

“Insurer” means a Person who insures or guarantees all or any portion of the risk of loss on any Residential Mortgage Loan, including any provider of PMI, standard hazard insurance, flood insurance, earthquake insurance or title insurance, with respect to any Residential Mortgage Loan or related Mortgaged Property.

“Investor” means (i) with respect to Company Loans, any Person who purchased a Company Loan from the Company, including the related servicing rights and (ii) with respect to CompanySub Loans, any Person who purchased a CompanySub Loan from a Subsidiary including the related servicing rights, including any trustee on behalf of noteholders under a Securitization Trust.

“Investor Agreement” means an agreement pursuant to which an Investor purchased Company Loans from the Company or CompanySub Loans from a Subsidiary.

“Mortgage” means a mortgage, deed of trust or other similar security instrument that creates a lien on real property.

“Mortgage Loan” means any Company Loan or CompanySub Loan, as applicable.

“Mortgage Loan Documents” means the documents relating to Residential Mortgage Loans required by Applicable Requirements to originate and service the Residential Mortgage Loans, whether on hard copy, microfiche or its equivalent or in electronic format and, to the extent required by Applicable Requirements, credit and closing packages and disclosures.

“Mortgage Loan Tape” means the data tape provided by electronic means to Parent by or on behalf of the Company on February 15, 2007, in connection with the Merger.

“Mortgage Note” means, with respect to a Residential Mortgage Loan, a promissory note or notes, or other evidence of indebtedness, with respect to such Residential Mortgage Loan secured by a Mortgage or Mortgages, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“Mortgaged Property” means a fee simple property (or such other estate in real property as is commonly accepted as collateral for mortgage loans that are subject to secondary mortgage sales or securitizations) that secures a Mortgage Note and that is subject to a Mortgage.

“Mortgagor” means the obligor(s) on a Mortgage Note or owners of a Mortgaged Property.

“PMI” means the default insurance provided by private mortgage insurance companies.

“Residential Mortgage Loan” means a loan evidenced by a Mortgage Note with respect to which the Mortgaged Property is Residential Property.

“Residential Property” means any Mortgaged Property, securing a Residential Mortgage Loan, consisting of a single parcel of real property with a detached single-family residence erected thereon, or a two-to four-family dwelling, an individual residential condominium unit in a low rise condominium project or an individual unit in a planned unit development.

“Securitized Loan” means any Mortgage Loan which is the subject of a transaction or series of related transactions for the sale or financing of such Mortgage Loan by the Company or a Subsidiary pursuant to which the Mortgage Loan is held by or transferred to a special purpose entity structured in a manner that enhances the credit or diminishes the bankruptcy risks attendant upon creditors of such entity.

“Servicing Advances” means servicing advances for delinquent principal, interest, tax or insurance payments or for property protection expenses or other servicing advances of any type.

“Servicing Agreement” means any agreement pursuant to which the Company or any of its Subsidiaries services or master services Mortgage Loans.

“Servicing Compensation” shall mean all compensation paid to the Company or any of its Subsidiaries under any Servicing Agreement or other applicable document for servicing and administrative duties relating to Mortgage Loans, including, without limitation, all late fees, non-sufficient funds fees, investment income and other similar payments relating to the foregoing, all reimbursements of Servicing Advances and other ancillary income.

“Sold Company Loan” means any Company Loan, other than a Securitized Loan, sold by the Company pursuant to a whole loan sale and that has not been repaid or refinanced.

“Sold CompanySub Loan” means any CompanySub Loan sold by a Subsidiary pursuant to a whole loan sale that has not been repaid or refinanced.

“State Agency” means any state agency or other entity with authority to regulate the activities of the Company or any of its Subsidiaries relating to the origination or servicing of Residential Mortgage Loans or to determine the investment or servicing requirements with regard to mortgage loan origination, purchasing, servicing, master servicing or certificate administration performed by the Company or any of its Subsidiaries.

“Warehouse Loan” means (i) with respect to the Company, a Company Loan that is owned by the Company and is not a Sold Company Loan or a Securitized Loan and (ii) with respect to a Subsidiary, a CompanySub Loan that is owned by a Subsidiary and is not a Sold CompanySub Loan.

(b) Lender and Servicer Qualifications. Except as set forth in Section 3.17(b)-1 of the Company Disclosure Schedule, the Company and its Subsidiaries have been, during the last three (3) years, and are, in compliance with all material Applicable Requirements applicable to them, their assets and the conduct of their business, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except as would not, individually or in the aggregate, reasonably be expected to have a

Material Adverse Effect on the Company, the Company and its Subsidiaries have timely filed, or will have timely filed by the Closing Date, all material reports that any Investor, Governmental Entity or Insurer requires that it file with respect to its mortgage origination and servicing business. Neither the Company nor its Subsidiaries have done or caused to be done, or have failed to do or omitted to be done, any act, the effect of which would operate to invalidate or materially impair (1) any private mortgage insurance or commitment of any private mortgage insurer to insure, (2) any title insurance policy, (3) any hazard insurance policy, (4) any flood insurance policy, (5) any fidelity bond, direct surety bond, or errors and omissions insurance policy required by private mortgage insurers, or (6) any surety or guaranty agreement, in each case applicable to the Mortgage Loans that, individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Section 3.17(b)-2 of the Company Disclosure Schedule, no Agency, Investor or private mortgage insurer has (x) claimed in writing or to the knowledge of the Company, intends to claim, that the Mortgage Loans, the Company or any of its Subsidiaries have violated or have not complied with the representations and warranties applicable with respect to any Sold Company Loan, Sold CompanySub Loan, Securitized Loan or Warehouse Loan, or (y) imposed restrictions on the activities (including commitment authority) of the Company or any Subsidiary, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. No Agency or Investor has indicated to the Company or any of its Subsidiaries in writing or, to the knowledge of the Company, in any other manner, that it has terminated or intends to terminate its relationship with the Company or any such Subsidiary for poor performance, poor loan quality or concern with respect to the Company’s or any Subsidiary’s compliance with Laws or that the Company or any of its Subsidiaries is in default with respect to any Applicable Requirements, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company (taking into account the amount reserved on the Company’s unaudited December 2006 financial statements for such determination). All unreimbursed Servicing Advances made by or on behalf of the Company or any Subsidiary thereof were made in accordance with all Applicable Requirements and are reimbursable in accordance with the terms of the related Servicing Agreement to the extent permitted under applicable Law.

(c) Mortgage Loans.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the aggregate fair market value of the Warehouse Loans and the Securitized Loans taken as a whole (excluding, for purposes of such determination, those repurchase requests the Company received from October 1, 2006 through January 31, 2007 as identified in Section 3.17(b)-1 of the Company Disclosure Schedule) (A) each Warehouse Loan (1) is eligible for sale to, or insurance by, or pooling to collateralize securities issued or guaranteed by, a potential Mortgage Loan purchaser, Agency or Insurer; (2) is evidenced by a Mortgage Note with such terms as are customary in the business; (3) is duly secured by a Mortgage with such terms as are customary in the business and which grants the holder thereof either a first lien on the Mortgaged Property (including any improvements thereon) with respect to Warehouse Loans originated as first lien Mortgage Loans and with respect to Warehouse Loans originated as second lien Mortgage Loans, a second priority lien on the Mortgaged Property which constitutes a security interest that has been duly perfected and maintained and is in full force and effect and is insured by a title policy issued by a company acceptable to the applicable Agency or Investor to the extent required by the applicable Agency or Investor; (4) is accompanied by a hazard insurance policy covering improvements on the Mortgaged Property subject to such Mortgage, with a loss payee clause in favor of the Company or one of its Subsidiaries or the assignee of the Company or one its Subsidiaries, which insurance policy or policies covers such risks as are customarily insured against in accordance with industry practice and in accordance with Investor or Agency requirements, and which includes flood insurance and/or special hazard insurance where either is required by an Investor or Agency; and (5) is covered by a policy of private mortgage insurance, if required by the terms of any Applicable Requirement or any applicable Law, other than such Warehouse Loans made pursuant to wet funding agreements with such terms as are customary in the business and (B) as of the respective date of securitization by the Company or any Subsidiary of the Company, each Securitized Loan (1) was eligible for sale to, and insurance by, or pooling to collateralize securities issued or guaranteed by, the applicable Investor, Agency or Insurer; (2) was evidenced by a Mortgage Note with such terms as were customary in the business; (3) was duly secured by a Mortgage with such terms as were customary in the business and which granted the holder thereof either a first lien on the subject Mortgaged Property (including any improvements thereon) with respect to Securitized Loans originated as first lien Mortgage Loans, and with respect to Securitized Loans originated as second lien Mortgage Loans, a second priority lien on the

Mortgaged Property, and, in each case, which constituted a security interest that had been duly perfected and maintained and was in full force and effect and was insured by a title policy issued by a company acceptable to the applicable Agency or Investor to the extent required by the applicable Agency or Investor; (4) was accompanied by a hazard insurance policy covering improvements on the Mortgaged Property subject to such Mortgage, with a loss payee clause in favor of the Company or one of its Subsidiaries or the assignee of the Company or one of its Subsidiaries, which insurance policy or policies covered such risks as were customarily insured against in accordance with industry practice and in accordance with Investor or Agency requirements, and which included flood insurance and/or special hazard insurance where either was required by an Investor or Agency or requested by the Mortgagor; and (5) was covered by a policy of private mortgage insurance, if required by the terms of any Applicable Requirement or any applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the aggregate fair market value of the Warehouse Loans and the Securitized Loans taken as a whole (excluding, for purposes of such determination, those repurchase requests the Company received from October 1, 2006 through January 31, 2007 as identified in Section 3.17(b)-1 of the Company Disclosure Schedule), (X) as of the date the Company or any Subsidiary securitized each Securitized Loan, the Company and its Subsidiaries had complied with all of their obligations under the insurance policies described in this subsection (c)(i) and the Company and its Subsidiaries had complied with all applicable provisions of any such insurance or guaranty contract or policy and, in all material respects, applicable Law, the insurance or guaranty was in full force and effect with respect to each such Securitized Loan, and there was no default that would result in the revocation of any such insurance or guaranty and (Y) neither the Company nor any of its Subsidiaries has engaged in any act or omission that would impair the coverage of such insurance described in this subsection (c)(i) and any such insurance or guaranty is in full force and effect with respect to each Warehouse Loan. The information set forth in the Mortgage Loan Tape with respect to the Warehouse Loans is complete, true and correct in all material respects as of the date specified in the Mortgage Loan Tape.

(ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, as of the respective date of sale by the Company or any Subsidiary of the Company (as applicable) of any Sold Company Loan or Sold CompanySub Loan (excluding, for purposes of such determination, those repurchase requests the Company received from October 1, 2006 through January 31, 2007 as identified in Section 3.17(b)-1 of the Company Disclosure Schedule), such loan (1) was eligible for sale to, and insurance by, or pooling to collateralize securities issued or guaranteed by, the applicable Investor, Agency or Insurer; (2) was evidenced by a Mortgage Note with such terms as were customary in the business; (3) was duly secured by a Mortgage with such terms as were customary in the business and which granted the holder thereof either a first lien on the subject Mortgaged Property (including any improvements thereon) with respect to Mortgage Loans originated as first lien Mortgage Loans, and with respect to Mortgage Loans originated as second lien Mortgage Loans, a second priority lien on the Mortgaged Property, and, in each case, which constituted a security interest that had been duly perfected and maintained and was in full force and effect and was insured by a title policy issued by a company acceptable to the applicable Agency or Investor to the extent required by the applicable Agency or Investor; (4) was accompanied by a hazard insurance policy covering improvements on the Mortgaged Property subject to such Mortgage, with a loss payee clause in favor of the Company or one of its Subsidiaries or the assignee of the Company or one its Subsidiaries, which insurance policy or policies covered such risks as were customarily insured against in accordance with industry practice and in accordance with Investor or Agency requirements, and which included flood insurance and/or special hazard insurance where either was required by an Investor or Agency or requested by the Mortgagor; and (5) was covered by a policy of private mortgage insurance, if required by the terms of any Applicable Requirement or any applicable Law. As of the date the Company or any Subsidiary sold each Sold Company Loan or Sold CompanySub Loan, the Company and its Subsidiaries had complied with all of their obligations under the insurance policies described in this subsection (c)(ii) and the Company and its Subsidiaries had complied with all applicable provisions of any such insurance or guaranty contract or policy and, in all material respects, applicable Law, the insurance or guaranty was in full force and effect with respect to each such Mortgage Loan, and there was no default that would result in the revocation of any such insurance or guaranty, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company (excluding, for purposes of such determination, those repurchase requests the Company received from October 1, 2006 through January 31, 2007 as identified in Section 3.17(b)-1 of the Company Disclosure Schedule).

(iii) Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the aggregate fair market value of the Warehouse Loans and the Securitized Loans taken as a whole (excluding, for purposes of such determination, those repurchase requests the Company received from October 1, 2006 through January 31, 2007 as identified in Section 3.17(b)-1 of the Company Disclosure Schedule), (A) each Warehouse Loan is a genuine, valid and legally binding obligation of the Mortgagor thereunder, has been duly executed by a Mortgagor of legal capacity, is enforceable in all material respects in accordance with its respective terms, and is not subject to any right of rescission, set off, counterclaim or defense, subject to (1) the Bankruptcy and Equity Exception, (2) applicable Laws requiring creditors to proceed against the collateral before pursuing the borrower and (3) applicable Laws on deficiencies and (B) as of the date the Company or any Subsidiary securitized each Securitized Loan, the Securitized Loan was a genuine, valid and legally binding obligation of the Mortgagor thereunder, had been duly executed by a Mortgagor of legal capacity, was enforceable in all material respects in accordance with its respective terms, and was not subject to any right of rescission, set off, counterclaim or defense, subject to (1) the Bankruptcy and Equity Exception, (2) applicable Laws requiring creditors to proceed against the collateral before pursuing the borrower and (3) applicable Laws on deficiencies.

(iv) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company (excluding, for purposes of such determination, those repurchase requests the Company received from October 1, 2006 through January 31, 2007 as identified in Section 3.17(b)-1 of the Company Disclosure Schedule), as of the date the Company or any Subsidiary sold the Sold Company Loans and Sold CompanySub Loans, all Sold Company Loans and Sold CompanySub Loans were genuine, valid and legally binding obligations of the Mortgagor thereunder, had been duly executed by a Mortgagor of legal capacity, were enforceable in all material respects in accordance with their respective terms, and were not subject to any right of recission, set off, counterclaim or defense, subject to (1) the Bankruptcy and Equity Exception, (2) applicable Laws requiring creditors to proceed against the collateral before pursuing the borrower and (3) applicable Laws on deficiencies.

(v) Except as would not reasonably be expected to have a material adverse effect on the aggregate fair market value of the Warehouse Loans and the Securitized Loans taken as a whole (excluding, for purposes of such determination, those repurchase requests the Company received from October 1, 2006 through January 31, 2007 as identified in Section 3.17(b)-1 of the Company Disclosure Schedule), on the Closing Date, the Company or its Subsidiaries will be the sole owner of each of the Warehouse Loans and will be the sole owner or beneficiary of or under the related Mortgage Notes, Mortgages, guaranties, indemnities, financing statements, assignments, endorsement, bonds, letters of credit, accounts, insurance contracts and policies, credit reports, Tax Returns, appraisals, escrow documents, participation agreements (if applicable), loan files, servicing files and all other documents evidencing or securing the Warehouse Loans (the “Mortgage Files”), except (i) to the extent any Warehouse Loan is prepaid in full or subject to a completed foreclosure action (or non judicial proceeding or deed in lieu of foreclosure) in which case the Company shall be the sole owner of the real property securing such foreclosed loan or shall have received the proceeds of such action to which the Company or its Subsidiaries was entitled, in each case free and clear of any adverse claims or encumbrances or (ii) for Liens and similar claims pursuant to the Existing Financing Facilities. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the aggregate fair market value of the Warehouse Loans and Securitized Loans taken as a whole (excluding, for purposes of such determination, those repurchase requests the Company received from October 1, 2006 through January 31, 2007 as identified in Section 3.17(b)-1 of the Company Disclosure Schedule), neither the Company nor any of its Subsidiaries has, with respect to any such Warehouse Loan, released any security therefor, except upon receipt of Investor or Agency approval, or accepted prepayment of any such Warehouse Loan which has not been promptly applied to such Warehouse Loan in accordance with the terms thereof. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the aggregate fair market value of the Warehouse Loans and the Securitized Loans taken as a whole (excluding, for purposes of such determination, those repurchase requests the Company received from October 1, 2006 through January 31, 2007 as identified in Section 3.17(b)-1 of the Company Disclosure Schedule), there exists no physical damage to any Mortgaged Property securing any Warehouse Loan, which physical damage is not insured against in compliance with the Applicable Requirements or would cause any Warehouse Loan to become delinquent or adversely affect the value or marketability of any Warehouse Loan.

(vi) On the Closing Date, the Company or its Subsidiaries will be the sole owner of the Warehouse Loans, including the related servicing rights, free and clear of any Liens, except for liens and similar claims pursuant to the Existing Financing Facilities. On the Closing Date, the Company or its Subsidiaries will be the sole owner of the Servicing Rights with respect to the Securitized Loans, free and clear of any Liens, except for liens and similar claims pursuant to the Existing Financing Facilities. Except as set forth on Section 3.17(c)(vi) to the Company Disclosure Schedule, neither the Company nor any Subsidiary has engaged any subservicer in the servicing of any Mortgage Loans, other than Mortgage Loans sold on a servicing-released basis.

(vii) Except as set forth in Schedule 3.17(c)(vii) of the Company Disclosure Schedule, the Existing Financing Facilities between the Company or any Subsidiaries and their respective lenders may be terminated without the payment of any material penalty, non-use fee, termination fee, breakage cost or other similar expense.

Section 3.18. Properties and Assets. Except as set forth in Section 3.18 of the Company Disclosure Schedule, each of the Company and its Subsidiaries has good and marketable title to or valid leasehold or license interests in the properties and assets that are material to its business, free and clear of all Liens, except (i) those Liens arising out of the Company’s Existing Financing Facilities, (ii) those Liens for Taxes not yet due and payable and (iii) such other Liens or minor imperfections of title, if any, that do not materially detract from the value or interfere with the present use of the affected property or asset as it is currently being used. Such properties and assets, together with all properties and assets held by the Company and its Subsidiaries under leases or licenses, include all tangible and intangible property, assets, Contracts and rights reasonably adequate for the operation of the business of the Company and its Subsidiaries as presently conducted. With such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, the tangible personal property of the Company and its Subsidiaries is in good working condition and repair, reasonable wear and tear and loss due to normal operations excepted.

Section 3.19. Company Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property, other than property acquired by the Company or its Subsidiaries upon foreclosure or similar proceedings or otherwise related to their mortgage business (as compared to their occupancy as a tenant) in the ordinary course of business.

(b) Except as set forth in Section 3.19(b) to the Company Disclosure Schedule, the Company or a Subsidiary holds a valid tenant leasehold interest under a lease or sublease for those properties that are material to its business (such leases, the “Company Leases”, and such Company Leases are reasonably adequate to conduct the Company’s business as currently conducted.

(c) Section 3.19(c) to the Company Disclosure Schedule correctly describes all Company Leases as of the date of this Agreement, and the name of the lessor or sublessor, the lease term and the current based annual rent with respect thereto.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company or its applicable Subsidiary and, to the knowledge of the Company, all other parties to the Company Leases are not in default under the Company Leases; and (ii) neither the Company nor any of its Subsidiaries has given or received any written notice of a default under any of the Company Leases which has not previously been cured. As of the date hereof, the Company has not received any written notice of cancellation or termination of any Company Lease.

(e) To the knowledge of the Company, the use by the Company and its Subsidiaries of the property subject to the Company Leases in their business as presently conducted conforms with applicable building, subdivision and zoning laws, regulations and permits, except where the failure to conform would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in the Company Leases, neither the Company nor any of its Subsidiaries is obligated under or bound by any option, right of first refusal, purchase contract or other contractual right to sell or lease or dispose of any real property to any third party.

Section 3.20. Insurance. Except as set forth in Section 3.20 of the Company Disclosure Schedule, all material insurance policies maintained by the Company or any of its Subsidiaries, including policies with respect to fire, casualty, general liability, business interruption and product liability, are with reputable insurance carriers, and provide adequate coverage for all normal risks incident to the respective businesses, properties and assets of the Company and its Subsidiaries, except for failures to maintain such insurance policies that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries have made all payments required to maintain such policies in full force and effect. Neither the Company nor any of its Subsidiaries has received notice of default under any such policy or notice of any pending or threatened termination or cancellation, coverage limitation or reduction or material premium increase with respect to any such policy. The aggregate annual premiums that the Company is paying with respect to the Company’s directors and officers insurance policy for the current policy period that includes the date of this Agreement is set forth in Section 3.20 to the Company Disclosure Schedule.

Section 3.21. Suppliers and Customers. Section 3.21-1 to the Company Disclosure Schedule lists the top 10 independent mortgage brokers (by volume of mortgage loans originated by such mortgage broker and funded by the Company or its Subsidiaries) for the fiscal year ended December 31, 2006 (the “Major Suppliers”). Section 3.21-2 to the Company Disclosure Schedule lists the top 10 purchasers of mortgage loans (by volume of mortgage loan sales to such customers) from the Company and its Subsidiaries for the fiscal year ended December 31, 2006 (the “Major Customers”). Neither the Company nor any of its Subsidiaries has received any notice from any of the suppliers on Section 3.21-1 to the Company Disclosure Schedule or the customers on Section 3.21-2 to the Company Disclosure Schedule to the effect that, and neither the Company nor any of its Subsidiaries has any knowledge that, any such supplier or customer will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, originating or purchasing mortgage loans with the Company and its Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

Section 3.22. Affiliate Transactions. Except as set forth in the Company SEC Reports, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company (other than its Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 3.23. Investment Company Act of 1940; Advisers’ Act. Except as set forth in Section 3.23 to the Company Disclosure Schedule, none of the Company nor any of its Subsidiaries has been for the last three (3) years or is, or will take any action prior to the Effective Time that would cause it to be an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”), or an entity required to register as an “investment company” pursuant to the 1940 Act or regulated under the Investment Advisers Act of 1940, as amended.

Section 3.24. Opinion of Financial Advisor. The Company has received the opinion of Lehman Brothers Inc. (“Lehman”), dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, and a copy of such opinion has been delivered to Parent. Lehman has authorized the Company to include such opinion in its entirety in the Proxy Statement.

Section 3.25. No Brokers or Finders. With the exception of the engagement of Lehman by the Company, none of the Company and its Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated hereby. The Company has prior to the date of this Agreement provided Parent with a correct and complete copy of any engagement letter or other Contract between the Company and Lehman relating to the Merger and the other transactions contemplated hereby.

Section 3.26. Advisor Fees. Section 3.26 of the Company Disclosure Schedule sets forth the Company’s good faith estimate of the aggregate Company transaction expenses attributable to this Agreement, after due inquiry of each of its legal, accounting or other advisors. No legal, accounting or other advisor to the Company is entitled to any premium, bonus, or other payment, in connection with the transactions contemplated by this Agreement that is not reflected in such estimate.

Section 3.27. Antitakeover Statutes; No Rights Agreement.

(a) The Company and the Board of Directors of the Company have taken all action required to be taken by them to exempt this Agreement, the Merger, the Voting Agreements and the transactions contemplated hereby and thereby from, and this Agreement, the Merger and the Voting Agreements and the transactions contemplated hereby and thereby are exempt from the requirements of any “moratorium”, “control share acquisition”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover laws and regulations of any state, including, without limitation, the provisions of subtitle 6, 7 and 8 of Title 3 of the MGCL or any antitakeover provision in the Company charter or bylaws.

(b) The Company has not issued to its stockholders any preferred or common stock purchase rights pursuant to a rights agreement or “poison pill” or similar agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1. Organization and Qualification. Parent is a limited liability company and Merger Sub is a corporation and each is duly organized or formed, as applicable, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation and has full entity power and authority to own, operate and lease the properties and assets owned or used by it and to carry on its business as and where such is now being conducted and is qualified, licensed or admitted to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, license or admission, except where the failure to be so qualified, licensed or admitted or to have such power or authority would not individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by, or to perform its obligations under, this Agreement.

Section 4.2. Authorization. Each of Parent and Merger Sub has full entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary entity action on the part of Parent and Merger Sub, and no other entity proceedings on the part of Parent or Merger Sub and no vote or other action of their respective stockholders or members, as applicable, are necessary to authorize this Agreement and to consummate the transactions contemplated hereby. Parent, as the sole stockholder of Merger Sub, has taken all action necessary to approve this Agreement, the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and legally binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.3. No Violation.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, conflict with or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or result in the creation of a Lien on, or the loss of, any assets of Parent or any of its Subsidiaries pursuant to: (i) any provision of the certificate of formation, operating agreement or similar organizational documents of Parent or any of its Subsidiaries; or (ii) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations and filings referred to in Section 4.3(b), any Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or any Order or Law applicable to Parent or any of its Subsidiaries or their respective properties or assets, except, in the case of this clause (ii), as would not prevent or delay the consummation of the transactions contemplated hereby.

(b) No consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or the consummation of the Merger and the other transactions contemplated hereby, except for the Applicable Consents and with such other exceptions, individually or in the aggregate, as would not be reasonably expected to have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations hereunder.

(c) Litigation. There is no claim, action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative, (i) pending or, to the knowledge of Parent or Merger Sub, threatened against Parent, Merger Sub or any of their respective Subsidiaries or any of their respective businesses or assets or (ii) to the knowledge of Parent or Merger Sub, pending or threatened against any of their respective officers or directors (in such capacity), at law or in equity, before or by any Governmental Entity or arbitrator, whether or not covered by insurance that would reasonably be expected to prevent or delay the consummation by Parent or Merger Sub of the transactions contemplated herein. Parent and Merger Sub each hereby acknowledges and agrees that, for all purposes of this Agreement, the Company makes no representation or warranty regarding the effect of antitrust Laws on such party’s ability to execute, deliver, or perform its obligations under the Agreement or to consummate the Merger as a result of the enactment, promulgation, application, or threatened or actual judicial or administrative investigation or litigation under, or enforcement of, any antitrust Law with respect to the consummation of the Merger.

Section 4.4. Available Funds. Parent and Merger Sub have and will have as of the Effective Time available to them, all funds necessary to consummate the Merger and the other transactions contemplated hereby and to perform their obligations hereunder.

Section 4.5. No Brokers or Finders. Neither Parent nor Merger Sub has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated hereby.

Section 4.6. No Prior Activities of Merger Sub. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any financing), Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever, or entered into any agreements or arrangements with any Person or entity. As of the Effective Time, Merger Sub’s common stock will be the only class or series of its capital stock that is issued and outstanding. All of such stock shall be owned directly by Parent or by a wholly-owned Subsidiary of Parent.

Section 4.7. Proxy Statement. None of the information provided in writing by Parent or its Subsidiaries for inclusion in the Proxy Statement will, on the date on which it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.8. No Ownership of Stock of Company. Parent and its Subsidiaries, including Merger Sub, taken together as a group, do not beneficially own in excess of 1% of the lesser of the aggregate number or aggregate value of the outstanding shares of any class or series of the Company’s capital stock, and neither Parent nor any of its Subsidiaries, including Merger Sub, is or has ever been deemed to be, an “interested stockholder” or an “affiliate of an interested stockholder” for purposes of the Maryland Business Combination Act.

ARTICLE 5

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1. Covenants of the Company.

(a) During the period commencing on the date of this Agreement and continuing until the Effective Time, except as specifically contemplated or permitted by this Agreement or Section 5.1 to the Company Disclosure Schedule or as otherwise approved in advance by Parent in writing; provided, however, that consent of Parent shall be deemed to have been given if Parent does not object within five (5) Business Days (or two (2) Business Days in the case of Section 5.1(a)(xi)(c) below) from the date on which request for such consent is provided by the Company to Parent:

(i) Ordinary Course. The Company shall, and shall cause each of its Subsidiaries to, conduct its business in, and not take any action except in, the ordinary and usual course of business consistent with past practice. The Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to preserve intact the business organization of the Company and its Subsidiaries, to keep available the services of their respective present officers and key employees and to maintain and preserve the existing goodwill with Governmental Entities and those having business relationships with the Company and its Subsidiaries. The Company shall, and shall cause its Subsidiaries to, maintain all current lines of business, without any material change in or addition to such business activities, including, without limitation, any change in originated mortgage loan products, the Company’s mortgage loan underwriting guidelines in place as of the date of this Agreement or loan loss or loan repurchase reserve policy; provided that Parent shall not unreasonably withhold its consent to any such proposed change which is in the ordinary course of business and consistent with past practice. The Company shall continue to file all necessary Company SEC Reports and shall continue to maintain all applicable Company Permits.

(ii) Governing Documents. The Company shall not, and shall not permit any of its Subsidiaries to, make any change or amendment to its articles of incorporation, bylaws or similar organizational documents.

(iii) Dividends. The Company shall not, and shall not permit any of its Subsidiaries to, declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or other property) with respect to any shares of its capital stock or any other voting securities, other than dividends and distributions by (a) a direct or indirect wholly owned Subsidiary of the Company to its parent, provided that such Subsidiary and its parent are both domestic corporations as defined in Section 7701(a)(3) and (4) of the Code, or (b) a Subsidiary that is partially owned by the Company or any of its Subsidiaries, provided that the Company or any such Subsidiary receives or will receive its proportionate share thereof and provided further that such Subsidiary and its parent are both domestic corporations as defined in Section 7701(a)(3) and (4) of the Code. Notwithstanding the foregoing, the Company shall be permitted to make distributions reasonably necessary for the Company to maintain its status as a REIT under the Code and avoid the imposition of corporate level Taxes or excise Taxes under Section 4981 of the Code; provided, however, that the declaration and payment of any such distribution, as well as the payment of any dividend equivalent payments attributable to such distribution, shall reduce the Merger Consideration dollar for dollar.

(iv) Changes in Share Capital. The Company shall not, and shall not permit any of its Subsidiaries to, purchase or redeem any shares of its capital stock or any other securities or any rights, warrants or options to acquire any such shares or other securities, or adjust, split, combine or reclassify any of its capital stock or any other securities or make any other changes in its capital structure (except pursuant to the exercise of Company Stock Options outstanding on the date of this Agreement or pursuant to the surrender of shares of Company Common Stock to the Company or withholding of shares of Company Common Stock by the Company to cover withholding obligations).

(v) Employee Benefit Plans. The Company shall not, and shall not permit any of its Subsidiaries to, (a) amend any provision of any Employee Benefit Plan except to the extent necessary to comply with applicable Law, (b) adopt or enter into any arrangement that would be an Employee Benefit Plan or (c) except for (1) those certain 2006 bonus payments set forth in Section 5.1(a)(v) of the Company Disclosure Schedule and (2) any merit raises for employees of the Company at the level of vice president or below provided in the normal course of business consistent with past practice, which raises shall not exceed $250,000 in aggregate per annum payments, increase the compensation or benefits of, or grant or pay any benefits to, any director, officer or employee, or take any similar action, except, in the case of this clause (c) (but subject to paragraph (vi)), (A) to the extent required under the terms of any agreements, trusts, plans, funds or other arrangements existing as of the date of this Agreement, or (B) to the extent required by applicable Law.

(vi) Issuance of Securities. Except for the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their current terms, the Company shall not, and shall not permit any of its Subsidiaries to: (a) grant, issue or sell any shares of capital stock or any other securities, including Company Voting Debt, or any benefit of any of them; (b) issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any Contract with respect to the issuance of, any shares of capital stock or any other securities, including Company Voting Debt, of any of them; (c) take any action to accelerate the vesting of any Company Stock Options or Company Restricted Shares; or (d) take any action under the terms of the Company Stock Plans, Employee Benefit Plans or otherwise with respect to Company Stock Options or Company Restricted Shares that is inconsistent with the treatment contemplated by Section 1.9.

(vii) Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities (including without limitation securities issued in any form, debt or otherwise, in connection with securitization transactions) or other rights to acquire any of its debt securities or any debt securities of any of its Subsidiaries, other than (a) advances in the ordinary course of business pursuant to the Existing Financing Facilities, or any renewal or replacement thereof; provided that in no event shall the Company or any of its Subsidiaries incur any such indebtedness that cannot be repaid or refinanced without penalty or other repayment fee at the Effective Time and (b) borrowings between or among the Company and any of its wholly-owned Subsidiaries or between or among the wholly-owned Subsidiaries under the revolving promissory notes and master intercompany agreement set forth in Section 3.16(a)(i) of the Company Disclosure Schedule.

(viii) No Acquisitions. The Company shall not, and shall not permit any of its Subsidiaries to, acquire: (a) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or (b) any assets, except for (1) purchases of inventory items or supplies in the ordinary course of business consistent with past practice, (2) origination or purchase of mortgage loans in the ordinary course of business consistent with past practice and (3) capital expenditures in compliance with Section 5.1(a)(xii).

(ix) No Dispositions. The Company shall not, and shall not permit any of its Subsidiaries to, lease, mortgage or otherwise encumber, or sell, transfer or otherwise dispose of, any of its properties or assets (including capital stock of Subsidiaries of the Company and residual interests in owner trust securitizations), except for any such dispositions in the ordinary course of business consistent with past practice and except for Liens incurred pursuant to the Existing Financing Facilities or other credit facilities permitted under this Section 5.1.

(x) Taxes. The Company shall not, and shall not permit any of its Subsidiaries to: make or change any material Tax election unless such election is (a) required by Law, (b) reasonably determined by the Company upon good faith consultation with Parent to be necessary or advisable to preserve the status (1) of the Company as a REIT or (2) of any Subsidiary of the Company as a partnership or disregarded entity for federal income tax purposes, or as a qualified REIT subsidiary under Section 856(i) of the Code or a taxable REIT subsidiary under Section 856(l) of the Code, as the case may be, or (c) required pursuant to the terms of a securitization of which the Company or any of its Subsidiaries is the sponsor (in which case, the Company shall make such election in a timely manner and shall inform Parent of such election);

(xi) Discharge of Liabilities. The Company shall not, and shall not permit any of its Subsidiaries to: (a) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted, unasserted, contingent or otherwise) except in the ordinary course of business consistent with past practice or in accordance with their terms as in existence on the date of this Agreement; (b) settle any material claim, action, proceeding or investigation except in the ordinary course of business consistent with past practice; or (c) settle any repurchase, indemnification or similar claims asserted under any Investor Agreement other than payments made in the ordinary course of business and consistent with past practice, not to exceed $2,000,000 in the aggregate.

(xii) Capital Expenditures. The Company shall not, and shall not permit any of its Subsidiaries to, make or commit to make any capital expenditures in respect of any capital expenditure project other than (a) those capital expenditures that the Company has approved as of the date of this Agreement that are set forth in the capital expenditure budget provided to Parent by the Company prior to the date of this Agreement and (b) other capital expenditures not exceeding $500,000 in the aggregate.

(xiii) Material Contracts. Other than funding or sales of mortgage loans as otherwise expressly permitted by this Agreement, the Company shall not and shall not permit any of its Subsidiaries to, (a) enter into or terminate any Material Contract, or make any amendment to any Material Contract, other than amendments to Material Contracts that on the whole are not materially adverse to the Company and/or its Subsidiaries; or (b) enter into any Contract that, if entered into prior to the date of this Agreement, would have been required to be listed as a Material Contract in Section 3.16(a) of the Disclosure Schedule; provided that Parent shall not unreasonably withhold its consent to any such execution, termination or amendment in the ordinary course of business consistent with past practice.

(xiv) Insurance. The Company shall use commercially reasonable efforts, and shall cause its Subsidiaries to use commercially reasonable efforts, not to permit any material insurance policy or arrangement naming or providing for the Company or any of its Subsidiaries as a beneficiary or a loss payable payee to be canceled or terminated (unless such policy or arrangement is canceled or terminated in the ordinary course of business consistent with past practice and concurrently replaced with a policy or arrangement with substantially similar coverage) or materially impaired.

(xv) Accounting Methods. The Company shall not, and shall not permit any of its Subsidiaries to, implement or adopt any change in its material accounting principles, practices or methods except to the extent required by GAAP or the rules or policies of the Public Company Accounting Oversight Board or Regulation S-X under the Securities Act.

(xvi) REIT Qualification. The Company shall, and shall cause each of its Subsidiaries to, continue to operate in such a manner as to permit the Company to continue to qualify as a REIT.

(xvii) No Related Actions. The Company shall not, and shall not permit any of its Subsidiaries to, authorize or enter into any agreement, commitment or arrangement to do any of the foregoing.

(b) Notwithstanding the foregoing terms of Section 5.1, Parent acknowledges and agrees that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or the Company’s Subsidiaries’ operations prior to the Effective Time, (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent will be required with respect to any matter set forth in the Agreement to the extent the requirement of such consent would, upon advice of counsel, violate any applicable Law.

Section 5.2. Proxy Statement; Company Stockholders Meeting.

(a) As soon as practicable after the date of this Agreement the Company shall prepare and file with the SEC a proxy statement and proxy card with respect to the Merger and the other transactions contemplated hereby (collectively, including all amendments or supplements thereto, the “Proxy Statement”). Parent and Merger Sub shall cooperate with the Company and provide reasonable assistance to the Company in connection with the preparation of the Proxy Statement and shall promptly provide to the Company any information regarding Parent or Merger Sub that is necessary to include in the Proxy Statement. The Company shall ensure that the Proxy Statement complies as to form in all material respects with the applicable provisions of the Exchange Act. Subject to Parent’s and Merger Sub’s compliance with this Section 5.2(a) and Section 5.4, the Company shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC and mailed to its stockholders as promptly as practicable after its filing with the SEC. The Company shall, as promptly as practicable after receipt thereof, provide Parent with copies of all written comments, and advise Parent of all oral comments, with respect to the Proxy Statement received from the SEC. If, at any time prior to the Effective Time, any information relating to the Company, or any of its Subsidiaries, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party that discovers such information shall promptly notify the other party hereto and, to the extent required by Law, the Company shall promptly file with the SEC and disseminate to its stockholders an appropriate amendment or supplement describing such information. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall (i) provide Parent with a reasonable opportunity to review and comment on such document or response and (ii) include in such document or response all reasonable comments of a substantive nature that Parent proposes. On the date of their filing or delivery, the Company shall provide Parent with a copy of all such filings with, and all such responses delivered to, the SEC.

(b) The Company shall, as soon as reasonably practicable after the execution of this Agreement and the filing of the definitive Proxy Statement, duly take in accordance with all applicable Law, all action necessary to call, give written notice of, convene and hold a meeting of its stockholders on a date reasonably acceptable to Parent (the “Company Stockholders Meeting”) for the purpose of obtaining the Company Requisite Stockholder Vote with respect to the transactions contemplated hereby and shall take all lawful action to solicit the approval and adoption of this Agreement by the Company Requisite Stockholder Vote. The Board of Directors of the Company shall recommend approval and adoption of this Agreement by the stockholders of the Company to the effect set forth in Section 3.7 (the “Company Recommendation”), and the Board of Directors of the Company shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify or publicly announce that it is considering withdrawing, modifying or qualifying) in any manner adverse to Parent such recommendation or take any action or make any statement in connection with the Company Stockholders Meeting inconsistent with such recommendation, including a recommendation by the Company’s Board of Directors of an Acquisition Proposal (collectively, a “Change in Company Recommendation”); provided, however, that the Board of Directors of the Company may make a Change in the Company Recommendation in accordance with, and subject to the limitations set forth in, Section 5.5.

Section 5.3. Access and Information.

(a) Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries to, upon reasonable notice, afford Parent and its counsel, accountants, consultants and other authorized representatives reasonable access, during normal business hours, to the employees, properties, books and records of the Company and its Subsidiaries; provided, however, that such investigation shall not affect the representations and warranties made by the Company in this Agreement, and provided, further, that the foregoing shall not require the Company to permit any inspection or disclose any information that in the reasonable judgment of the Company, after providing notice to Parent, would result in the disclosure of any trade secrets of third parties in violation of the terms of any agreements between the Company or its Subsidiaries and such third parties. Without limitation of the foregoing, the Company shall cause its officers and employees to (x) furnish such financial and operating data and other information as may be reasonably requested by Parent from time to time and (y) respond to such reasonable inquiries as may be made by Parent from time to time. Prior to their filing, the Company shall furnish as promptly as practicable to Parent a copy of each registration statement, prospectus, report, form and other document (if any) that will be filed by it or any of its Subsidiaries after the date of this Agreement pursuant to the requirements of federal or state securities Laws, The NASDAQ Global Market or the MGCL. All of the requirements of this Section 5.3 shall be subject to (i) any prohibitions or limitations of applicable Law, (ii) the terms of any Contract entered into prior to the date hereof to which the Company or any of its Subsidiaries is a party to the extent disclosure thereof to Parent would reasonably be expected to violate the terms of such Contract (it being agreed that the parties shall use their reasonable efforts to cause such information to be provided in a manner that does not cause such violation or prohibition), (iii) any restrictions which the Company reasonably believes are necessary to preserve the attorney-client privilege of the Company or any of its Subsidiaries, and (iv) the Confidentiality Agreement.

(b) Prior to the Effective Time, the Company shall promptly (i) provide Parent with copies of all monthly and other interim financial statements as the same become available and (ii) notify Parent of any changes in the tax basis of the Company’s stock in Fieldstone Mortgage Company. The Company shall provide Parent with prompt written notice of any material change in the business or affairs of the Company or any of its Subsidiaries, including notice of any requests for repurchase or indemnity under any Investor Agreements, Servicing Agreements or subservicing agreements, and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) by Governmental Entities, or the institution or, to its knowledge, the threat of material litigation (including all litigation relating to the transactions contemplated hereby), and the Company shall keep Parent informed of such events. Parent shall provide the Company with prompt written notice of the institution or, to its knowledge, the threat of litigation relating to the transactions contemplated hereby.

Section 5.4. Commercially Reasonable Efforts. Parent and the Company anticipate that the transactions contemplated by this Agreement are exempt from the filing requirements of the HSR Act. In the event the parties determine that such exemption does not apply to the transactions contemplated herein, appropriate HSR Act filings shall be made in accordance with this Section 5.4. Other than as it relates to any HSR Act filings, the foregoing shall not limit the obligations of either the Company or the Parent under this Section 5.4.

(a) Each of the Company and Parent shall cooperate with and assist the other party, and shall (and shall cause their respective Subsidiaries to) use all of their commercially reasonable efforts, to promptly (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated hereby as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any other Person, including any Governmental Entity, that are necessary, proper or advisable to consummate the Merger and other transactions contemplated hereby in the most expeditious manner practicable, but in any event before the Termination Date. Except as otherwise expressly contemplated hereby, each of the Company and Parent shall not, and shall cause its Subsidiaries not to, take any action or knowingly omit to take any action within its reasonable control where such action or omission would, or would reasonably be expected to, result in (A) any of the conditions to the Merger set forth in Article 6 not being satisfied prior to the Termination Date or (B) a material delay in the satisfaction of such conditions. Neither Parent nor the Company will directly or indirectly extend any waiting period under the HSR Act or other Regulatory Laws or enter into any agreement with a Governmental Entity to delay or not to consummate the transactions contemplated by this Agreement except with the prior written consent of the other, which consent shall not be unreasonably withheld in light of closing the transactions contemplated by this Agreement on or before the Termination Date.

(b) In furtherance and not in limitation of the foregoing, each party hereto shall (i) make any required filing of a Notification and Report Form pursuant to the HSR Act, apply for early termination thereunder and make appropriate filings under all other applicable Regulatory Laws with respect to the transactions contemplated hereby as promptly as practicable after the date of this Agreement (but in no event shall such Notification and Report Form be filed more than 10 days after the date that the parties determine that a filing under the HSR Act is required with respect to the transactions contemplated by this Agreement), (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other applicable Regulatory Laws and (iii) take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Regulatory Laws as soon as practicable.

(c) In connection with this Section 5.4, the parties hereto shall (i) cooperate in all respects with each other in connection with any filing, submission, investigation or inquiry, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated hereby, (iii) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with, or written materials to be submitted to, the DOJ, the FTC or any other Governmental Entity or, in connection with any proceeding by a private party, any other Person, in connection with any of the transactions contemplated hereby, and (iv) consult with each other in advance of any meeting, discussion, telephone call or conference with the DOJ, the FTC or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent not expressly prohibited by the DOJ, the FTC or any other Governmental Entity or Person, give the other party the opportunity to attend and participate in such meetings and conferences, in each case, regarding any of the transactions contemplated hereby. The parties hereto may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.4 as “Outside Counsel Only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 5.4, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and its Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement will require or obligate Parent or any of its Affiliates to (and in no event shall any representation, warranty or covenant of Parent contained in this Agreement be breached or deemed breached as a result of the failure of Parent to take any of the following actions) (i) agree to or otherwise become subject to any limitations on (A) the right of Parent effectively to control or operate its business (including the business of the Company) or assets (including the assets of the Company), (B) the right of Parent to consummate the Merger, or (C) the right of Parent to exercise full rights of ownership of its business (including the business of the Company) or assets (including the assets of the Company), (ii) agree or be required to sell or otherwise dispose of, hold (through the establishment of a trust or otherwise), or divest itself of all or any portion of the business, assets or operations of Parent or any of its Affiliates or the business of the Company or any of the assets of the Company, or (iii) otherwise take any steps to avoid or eliminate any impediment that may be asserted under any Law governing competition, monopolies or restrictive trade practices.

Section 5.5. Acquisition Proposals.

(a) Until this Agreement has been terminated in accordance with Section 7.1 (and the payments, if any, required to be made in connection with such termination pursuant to Section 7.2(b) have been made) and subject to applicable public disclosure requirements of (i) The NASDAQ Global Market and (ii) applicable securities Laws, the Company shall not, and shall not authorize or permit any of its Subsidiaries to, and shall cause its and its Subsidiaries’ officers, directors, employees, consultants, representatives and other agents, including investment bankers, attorneys, accountants and other advisors (collectively, the “Representatives”), not to, directly or indirectly, (1) solicit or initiate the making of, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal (including, without limitation, taking any action to make the provisions of any “moratorium”, “control share acquisition”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover laws and regulations of any state, including, without limitation, the provisions of subtitle 7 of Title 3 of the MGCL inapplicable to any transactions contemplated by an Acquisition Proposal), (2) participate in any way in discussions or negotiations with, or furnish or disclose any non-public information to, any Person (other than Parent or any of its Representatives) in connection with any Acquisition Proposal, (3) release or permit the release of any Person from, or waive or permit the waiver of any provisions of, or otherwise fail to exercise its rights under, any confidentiality, standstill or similar agreement to which the Company is a party or under which the Company has any rights with respect to the divestiture of the voting securities or any material portion of the assets of the Company (except for any such agreement with Parent or any of its Subsidiaries), (4) effect a Change in the Company Recommendation, (5) approve or recommend, or publicly announce it is considering approving or recommending, any Acquisition Proposal or (6) enter into any agreement, letter of intent, agreement-in-principle, acquisition agreement or other instrument contemplating or otherwise relating to any Acquisition Proposal. Notwithstanding the foregoing, at any time prior to the time that the Company Requisite Stockholder Vote is obtained, the Company and its Representatives may:

(i) participate in discussions or negotiations with, or furnish or disclose nonpublic information to, any Person or any Person’s Representatives in response to an unsolicited, bonafide and written Acquisition Proposal that is submitted to the Company by such Person after the date of this Agreement and prior to the time that the Company Requisite Stockholder Vote is obtained if and so long as (A) none of the Company, any of its Subsidiaries or any of the Representatives of the Company or any of its Subsidiaries has solicited such Acquisition Proposal or otherwise violated any of the provisions of this Section 5.5, (B) a majority of the members of the Board of Directors of the Company determines in good faith, after consultation with a nationally recognized financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, (C) a majority of the members of the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that not to take such action would be inconsistent with their duties to the Company and the Company’s stockholders under applicable Law, (D) at least one Business Day prior to participating in discussions or negotiations with, or furnishing or disclosing any nonpublic information to, such Person, the Company provides Parent with written notice of the identity of such Person and of the Company’s intention to participate in discussions or negotiations with, or to furnish or disclose nonpublic information to, such Person, (E) prior to participating in discussions or negotiations with, or furnishing or disclosing any nonpublic information to, such Person, the Company receives from such Person an executed confidentiality agreement containing terms no less restrictive upon such Person, in any respect, than the terms applicable to Parent under the Confidentiality Agreement, which confidentiality agreement shall not provide such Person with any exclusive right to negotiate with the Company or have the effect of prohibiting the Company from satisfying its obligations under this Agreement, and (F) at least one Business Day prior to furnishing or disclosing any nonpublic information to such Person, the Company furnishes such information to Parent (to the extent such information has not been previously delivered or made available by the Company to Parent);

(ii) effect a Change in Company Recommendation so long as a majority of the members of the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that not to take such action would be inconsistent with their duties to the Company and the Company’s stockholders under applicable Law; and

(iii) approve or recommend, or enter into, a definitive agreement with respect to an unsolicited, bonafide written Acquisition Proposal that is submitted to the Company after the date of this Agreement and prior to the time that the Company Requisite Stockholder Vote is obtained if and so long as (A) none of the Company, any of its Subsidiaries or any of the Representatives of the Company or any of its Subsidiaries has violated any of the provisions of this Section 5.5, (B) the Company provides Parent with written notice indicating that the Board of Directors of the Company, acting in good faith, believes that the Acquisition Proposal is reasonably likely to lead to a Superior Proposal, (C) during the three Business Day period after the Company provides Parent with the written notice described in clause (B) above, the Company shall cause its financial and legal advisors to negotiate in good faith with Parent (to the extent Parent wishes to negotiate) in an effort to make such adjustments to the terms and conditions of this Agreement such that the Acquisition Proposal would not constitute a Superior Proposal, (D) notwithstanding the negotiations and adjustments pursuant to clause (C) above but after taking into account the results of such negotiations and adjustments, the Board of Directors of the Company makes the determination necessary for such Acquisition Proposal to constitute a Superior Proposal at least three Business Days after the Company provides Parent with the written notice referred to in clause (B) above, (E) notwithstanding the negotiations and adjustments pursuant to clause (C) above but after taking into account the results of such negotiations and adjustments, at least three Business Days after the Company provides Parent with the written notice referred to in clause (B) above, a majority of the members of the Board of Directors of the Company determine in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with their duties to the Company and the Company’s stockholders under applicable Law, (F) at least three Business Days after the Company provides Parent with the written notice described in clause (B) above, the Board of Directors of the Company has determined that such Acquisition Proposal remains a Superior Proposal and (G) not later than the earlier of the approval or recommendation of, or the execution and delivery of a definitive agreement with respect to, any such Superior Proposal, the Company (I) terminates this Agreement pursuant to Section 7.1(h), (II) makes the payment of the Termination Fee required to be made pursuant to Section 7.2(b) and (III) delivers to Parent a written certification duly executed from each other party to such

Superior Proposal pursuant to which each such other party certifies that it is aware of the amount payable under Section 7.2(b) and that it waives any right that it may have to contest the amount so payable.

(b) In addition to the obligations of the Company set forth in Section 5.5(a), within one Business Day of the receipt thereof, the Company shall provide Parent with written notice of (i) any request for information, any Acquisition Proposal or any inquiry, proposal, discussions or negotiations with respect to any Acquisition Proposal, (ii) the material terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussions or negotiations and (iii) the identity of the Person making any such Acquisition Proposal or such request, inquiry or proposal or with whom such discussions or negotiations are taking place, and shall provide Parent with copies of any written materials received by the Company in connection with any of the foregoing. The Company shall keep Parent informed of the status and general progress (including amendments or proposed amendments to any material terms) of any such request or Acquisition Proposal and keep Parent informed as to the material details of any information requested of or provided by the Company and as to the material details of all discussions or negotiations. Without limiting the Company’s obligations under Section 5.5(a), the Company shall provide Parent with notice at least one Business Day prior to (or such lesser notice, which may be none, as is provided to the members of the Board of Directors of the Company) any meeting of the Board of Directors of the Company at which the Board of Directors is reasonably expected to discuss or consider any Acquisition Proposal.

(c) The Company shall, and shall cause its Subsidiaries and the Representatives of the Company and its Subsidiaries to, immediately cease all discussions or negotiations, if any, with any Person other than Parent and its Subsidiaries that may be ongoing as of the date of this Agreement with respect to any Acquisition Proposal. The Company shall promptly request each Person who has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof (including any of its Subsidiaries) to return or destroy all nonpublic information heretofore furnished to such Person by or on behalf of the Company.

(d) Nothing contained in this Section 5.5 shall prohibit the Company from complying with Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act with respect to an Acquisition Proposal, provided that such Rules shall in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

(e) Any violation of this Section 5.5 by the Company’s Subsidiaries or the Representatives of the Company or its Subsidiaries shall be deemed to be a breach of this Agreement by the Company, whether or not such Subsidiaries or Representative is authorized to act and whether or not such Subsidiaries or Representative is purporting to act on behalf of the Company.

Section 5.6. Indemnification; Directors and Officers Insurance.

(a) Parent shall cause all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (including, but not limited to, any acts or omissions in connection with this Agreement and the consummation of the transactions contemplated hereby) now existing in favor of any current and former officers, directors and employees of the Company or any of its Subsidiaries, and any Person prior to the Effective Time serving at the request of any such party as a director, officer, employee fiduciary or agent of another corporation, partnership, trust or other enterprise, as provided in the respective certificates or articles of incorporation or bylaws (or comparable organizational documents) of the Company or any of its Subsidiaries (the “Indemnified Persons”), to survive the Merger and shall continue in full force and effect in accordance with their terms for a period of six years after the Effective Time. Parent shall provide, or shall cause the Surviving Corporation to provide, for an aggregate period of not less than six years from the Effective Time, the Indemnified Persons an insurance policy that provides coverage for events occurring at or prior to the Effective Time (including, but not limited to, any acts or omissions in connection with this Agreement and the consummation of the transactions contemplated hereby) (the “D&O Insurance”) on the same terms as the Company’s existing policy or, if such insurance coverage is unavailable, coverage that is on terms no less favorable to such directors and officers; provided, however, that neither Parent nor the Surviving Corporation shall be required to pay an annual premium for the D&O Insurance in excess of 250% of the last annual premium that the Company paid prior to the date of this Agreement, and if the annual premium of such insurance coverage exceeds such amount, the Surviving Corporation shall obtain a policy with respect to the applicable insurance coverage with the greatest coverage available for a cost not exceeding such amount. In lieu of Parent causing the Surviving Corporation to maintain the policies as described above, Parent may elect to cause the Company to purchase immediately prior to the Effective Time a six-year “tail” pre-paid policy on terms and conditions not materially less favorable than the current directors’ and officers’ liability insurance policies (but not, in any event, to exceed in cost the present value of the aggregate amount required to be paid for the D&O Insurance pursuant to the proviso in the immediately preceding sentence), such policy to be effective as of the Effective Time.

(b) Parent shall cause the Surviving Corporation to possess sufficient assets in order for the Surviving Corporation to fulfill its obligations under this Section 5.6, provided, however, that to the extent the Surviving Corporation is unable to fulfill its obligations hereunder, Parent shall assume such obligations. The provisions of this Section 5.6 shall survive the consummation of the Merger for a period of six years and are expressly intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification set forth in this Section 5.6 are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. If Parent and/or the Surviving Corporation, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, (A) to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent and/or the Surviving Corporation, as the case may be, shall assume the obligations of Parent and the Surviving Corporation set forth in this Section 5.6 and (B) prompt notice thereof shall be provided to the Indemnified Persons.

Section 5.7. Public Announcements.

(a) Neither Parent nor the Company shall issue any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the prior written consent of the other, unless Parent or the Company (as the case may be) determines that the issuance of such press release or the making of such other public statement is required by applicable Law or by the requirements of The NASDAQ Global Market or any national securities exchange on which the Company Common Stock is then listed.

(b) Parent and the Company shall use all commercially reasonable efforts to establish a mutually acceptable process intended to ensure that before any Merger Communication of Parent, the Company or any of their respective “participants” (as defined in Item 4 of Schedule 14A of the Exchange Act) is (i) disseminated to any investor, analyst, member of the media, employee, client, customer or other third party or otherwise made accessible on the website of Parent, the Company or any such participant, as applicable (whether in written, video or oral form via webcast, hyperlink or otherwise), or (ii) utilized by any officer, senior manager, key employee or advisor of Parent, the Company or any such participant, as applicable, as a script in discussions or meetings with any such third parties, the other party and its counsel have a reasonable opportunity to review any such Merger Communication for purposes of, among other things, determining whether that communication constitutes “soliciting material” that is required to be filed by Rule 14a-6(b) or Rule 14a-12(b) of the Exchange Act, as applicable. As part of any such process, Parent and Merger Sub or the Company, as applicable, shall (or shall use commercially reasonable efforts to cause any such participant to) give reasonable and good faith consideration to any comments made by the other such party or parties and their counsel on any such Merger Communication. For purposes of the foregoing, the term “Merger Communication” shall mean, with respect to any Person, any document or other written communication prepared by or on behalf of that Person, or any document or other material or information posted or made accessible on the website of that Person (whether in written, video or oral form via webcast, hyperlink or otherwise), that is related to any of the transactions contemplated by this Agreement and, if reviewed by a holder of the Company Common Stock, would reasonably be deemed to constitute a “solicitation” of “proxies” (in each case, as defined in Rule 14a-1 of the Exchange Act) in favor of the Merger.

Section 5.8. Section 16 Matters. Prior to the Effective Time, the Company shall take all actions that are required to cause any dispositions of Company Common Stock (and derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Article 1 by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.9. State Takeover Laws. If any “moratorium”, “control share acquisition”, “fair price”, “affiliate transaction”, “business combination” or similar Law shall become applicable to the transactions contemplated hereby, then the Company and the Board of Directors of the Company shall use their respective best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or similar Law on the transactions contemplated hereby.

Section 5.10. Notification of Certain Matters. Parent shall use its commercially reasonable efforts to give prompt written notice to the Company, and the Company shall use its commercially reasonable efforts to give prompt written notice to Parent, of: (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which such party is aware and that would be reasonably likely to cause: (i) any representation or warranty made by such party in this Agreement to be untrue or inaccurate in any material respect (or any representation or warranty made by such party in this Agreement that is qualified by materiality or refers to material adverse effect to be untrue or inaccurate in any respect); or (ii) any covenant or agreement made by such party in this Agreement not to be complied with or satisfied in all material respects; or (b) any change or event affecting such party that would reasonably be expected to have a material adverse effect on such party; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available under this Agreement to the party receiving such notice; and provided further that no party shall have the right not to close the Merger or the right to terminate this Agreement as a result of the delivery of, or failure to deliver, such a notice by another party hereto if the underlying breach would not result in such party having such rights under the terms of Articles 6 and 7 hereof.

Section 5.11. Certain Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any litigation against the Company or its officers or directors relating to the transactions contemplated hereby. The Company shall not agree to any compromise or settlement of such litigation without Parent’s consent, which consent will not be unreasonably withheld.

Section 5.12. Confidentiality. Each of the Company and Parent acknowledges and confirms that (a) the Company and Parent have entered into a Confidentiality Agreement, dated November 14, 2006 (the “Confidentiality Agreement”), (b) all information provided by each party hereto to the other party hereto pursuant to this Agreement is subject to the terms of the Confidentiality Agreement and (c) the Confidentiality Agreement shall remain in full force and effect in accordance with its terms and conditions.

Section 5.13. Resignations. Prior to the Effective Time, the Company shall cause each member of the Board of Directors of the Company to execute and deliver a letter, which shall not be revoked or amended prior to the Effective Time, effectuating his or her resignation as a director of the Company effective immediately prior to the Effective Time. Prior to the Effective Time, the Company shall obtain the resignations of such directors of its Subsidiaries as Parent shall request with reasonable advance notice.

Section 5.14. Employee Matters.

(a) Parent agrees that, during the one year period following the Closing Date, non-union employees of the Company who continue their employment with the Surviving Corporation or other Affiliate of Parent (the “Continuing Employees”) shall, at the discretion of Parent, either continue to be eligible to participate in any medical benefit plan or 401(k) plan that is, at the discretion of Parent, continued by the Surviving Corporation, or alternatively shall be eligible to participate in the same manner as similarly situated employees employed by Parent or its Affiliates in the medical benefit plans and 401(k) plans sponsored or maintained by Parent or its Affiliates, as applicable (the “Parent Plans”).

(b) For purposes of vesting and eligibility (but not for purposes of benefit accrual) under each Parent Plan in which Continuing Employees become eligible to participate after the Closing Date, such participating Continuing Employee will be credited with his or her years of service with the Company and its Subsidiaries (and their respective predecessors) to the same extent as such Continuing Employee was entitled, before the Closing Date, to credit for such service under any similar plan, except to the extent such credit would result in a duplication of benefits or is prohibited under applicable Law. With respect to Parent Plans that are welfare plans (the “Parent Welfare Plans”) in which Continuing Employees participate after the Closing Date,

Parent shall, except to the extent prohibited under applicable Law, (1) waive all limitations under such plans as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the corresponding Employee Benefit Plan as of the Closing Date, and (2) provide each Continuing Employee who participates in such Parent Welfare Plans with credit for any co-payments and deductibles paid under the corresponding Employee Benefit Plan prior to the Closing Date and during the plan year of the Parent Welfare Plan in which the Closing Date occurs in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(c) Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement; (ii) shall alter or limit the ability of the Company, the Company Subsidiaries, the Parent, the Surviving Corporation, or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them; (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment; or (iv) is intended to confer upon any Person (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.

Section 5.15. Key Employees. The Company shall use commercially reasonable efforts to retain those certain employees (the “Key Employees”) identified in Section 5.15 to the Company Disclosure Schedule, and Parent and Merger Sub shall cooperate with the Company and provide reasonable assistance in connection with the retention of services such Key Employees as of the Closing.

Section 5.16. Transfer of Servicing Rights. The Company shall use commercially reasonable efforts to transfer, or cause the transfer of, as of the Effective Time, or to enter into an agreement with each third party servicer or subservicer relating to the transfer of, the servicing of Mortgage Loans (other than Mortgage Loans sold on a servicing-released basis) to Parent or Parent’s designated subsidiary with such servicing transfer to occur no later than sixty days after the Effective Time; provided that no such transfer shall require the Company or any Subsidiary to compensate any such third-party servicer or subservicer in an amount in excess of those amounts specifically set forth in Section 5.16 of the Company Disclosure Schedule. Parent and Merger Sub shall cooperate with the Company and provide reasonable assistance in connection with the transfer of the servicing of such Mortgage Loans.

Section 5.17. Extension of Financing Arrangements. The Company shall use commercially reasonable efforts to extend the terms of the Existing Financing Facilities for a period of not less than ninety days after the Effective Time; provided that no such extension agreement shall materially modify the terms of any Existing Financing Facility or require the Company or any Subsidiary to compensate any lender in exchange for such lender’s agreement to extend its Existing Financing Facility in excess of those amounts specifically set forth in Section 5.17 to the Company Disclosure Schedule. Subject to the foregoing, Parent and Merger Sub shall cooperate with the Company and provide reasonable assistance in connection with such extension of financing arrangements provided for in this Section 5.17.

Section 5.18. Interest Rate Risk and Hedging Policies. The Company shall meet with Parent regarding its interest rate hedging strategy; it being understood and agreed that (i) the Company shall be entitled to continue to hedge its interest rate risk consistent with past practice in the ordinary course of business and (ii) in no event shall the Company share information with Parent at such meeting(s) that is competitively sensitive.

Section 5.19. Mortgage Loans; Mortgage Backed Securities. Neither the Company nor any Subsidiary thereof shall conduct any bulk sales of Mortgage Loans to third parties to effectuate a securitization, other than any bulk sales permitted under Section 5.1(a)(ix). Company may conduct sales of whole Mortgage Loans in the ordinary course of business consistent with past practice provided that the Company shall provide Parent with reasonable notice of and reasonable information with respect to any such sale. Parent shall be entitled to bid for any such Mortgage Loans and to acquire any such Mortgage Loans if its bid is on substantially the same or better terms as the best third party bid.

ARTICLE 6

CONDITIONS TO THE MERGER

Section 6.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Merger and this Agreement shall have been approved and adopted by the Company Requisite Stockholder Vote in accordance with applicable Law.

(b) Legality. No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated, adopted, issued or enforced by any Governmental Entity that is then in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger.

(c) HSR Act. The waiting period, if any, applicable to the Merger under the HSR Act shall have expired or been terminated.

Section 6.2. Additional Conditions to Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties made by the Company set forth in this Agreement shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) except (i) where the failure of any such representations and warranties (other than those set forth in clause (ii) or (iii) hereof) to be true and correct (without regard to any qualification as to “materiality” or Material Adverse Effect on the Company contained therein), considered individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Company, (ii) the representations and warranties set forth in Section 3.17 shall be true and correct in all material respects, and (iii) the representations and warranties set forth in Sections 3.2, 3.3 and 3.26 shall be true and correct in all respects except for immaterial inaccuracies.

(b) Covenants. The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c) Necessary Consents. The Company shall have obtained and delivered to Parent the Consents set forth in Section 6.2(c) to the Company Disclosure Schedule.

(d) Material Adverse Change. No event, change, effect, condition, fact or circumstance shall have occurred after the date of this Agreement that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

(e) Officer’s Certificate. The Company shall have delivered to Parent a certification of the Chief Executive Officer, the Chief Financial Officer or another executive officer of the Company to the effect that each of the conditions specified in Sections 6.2(a), (b), (c) and (d) is satisfied in all respects.

(f) Tax Opinion. Parent shall have received a tax opinion from Hogan & Hartson LLP, tax counsel to the Company (or other nationally recognized tax counsel to the Company reasonably satisfactory to Parent), substantially in the form attached hereto as Exhibit B and dated as of the Closing Date. Such opinion shall be based, in part, on customary assumptions and on representations with respect to the Company and its Subsidiaries contained in a letter from the Company, substantially in the form attached hereto as Exhibit C (but subject to changes thereto to reflect changes in fact from the date hereof to the Closing Date) and dated as of the Closing Date.

(g) Material Closing Contracts. Those Contracts set forth in Section 6.2(g) of the Company Disclosure Schedule shall remain in full force and effect.

(h) Servicing Agreements. Parent shall have received all written agreements necessary to fully transfer to Parent or Parent’s designated Subsidiary the servicing of Mortgage Loans (other than Mortgage Loans sold on a servicing-released basis), which agreements shall provide for the consummation of each such transfer to occur no later than 60 days after the Effective Time; provided that no such transfer shall require the Company or any Subsidiary to compensate any third-party servicer or subservicer in an amount in excess of those amounts specifically set forth in Section 5.16 of the Company Disclosure Schedule.

(i) Existing Financing Agreements. Parent shall have received the written agreement of lenders under the Existing Financing Facilities to the extension of the term of Existing Financing Facilities for a period of not less than 90 days after the Effective Time sufficient to satisfy the requirements set forth in Section 6.2(i) of the Company Disclosure Schedule; provided that no such extension agreement shall materially modify the terms of any Existing Financing Facilities or require the Company or any Subsidiary to compensate any lender in exchange for such lender’s agreement to extend its Existing Financing Facility in excess of those amounts specifically set forth in Section 5.17 to the Company Disclosure Schedule.

Section 6.3. Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties made by the Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) except (i) where the failure of any such representations and warranties (other than those set forth in clause (ii) hereof) to be true and correct (without regard to any qualification as to “materiality” or “material adverse effect” contained therein), considered individually or in the aggregate, would not reasonably be expected to materially adversely affect the ability of Parent and Merger Sub to consummate the transactions contemplated by, or to perform their obligations under, this Agreement and (ii) the representations and warranties set forth in Section 4.2 shall be true and correct in all respects except for immaterial inaccuracies.

(b) Covenants. Parent shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c) Officer’s Certificate. Parent shall have delivered to the Company a certification of the Chief Executive Officer, the Chief Financial Officer or another executive officer of Parent to the effect that each of the conditions specified above in Sections 6.3(a) and (b) is satisfied in all respects.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

Section 7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Requisite Stockholder Vote:

(a) By mutual written consent of the Company and Parent;

(b) By either Parent or the Company, if the Merger shall not have been consummated on or prior to August 31, 2007, or such other date as Parent and the Company shall agree in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have caused the failure of the Merger to be consummated on or before the Termination Date;

(c) By either Parent or the Company, if (i) a Law shall have been enacted, entered or promulgated prohibiting the consummation of the Merger on the terms contemplated hereby, (ii) an Order shall have been enacted, entered, promulgated or issued by a Governmental Entity of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger on the terms contemplated hereby, or (iii) a Governmental Entity shall have failed to issue an Order or take any other action, and such denial of a request to issue such Order or take such other action shall have become final and non-appealable, that is necessary to fulfill the condition set forth in Section 6.1(c) or 6.2(c) and the party hereto entitled to rely on such condition shall not elect to waive such condition; provided, however, that the right to terminate this Agreement pursuant to this clause (iii) shall not be available to any party whose failure to comply with Section 5.4 has been the cause of such denial or inaction;

(d) By either Parent or the Company, if the Company Requisite Stockholder Vote shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or of any adjournment thereof at which a vote on such approval was taken;

(e) By Parent, if all of the following shall have occurred: (i) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, (ii) such breach or failure to perform would entitle Parent not to consummate the Merger under Section 6.2(a) or 6.2(b) and (iii) such breach or failure to perform is incapable of being cured by the Company prior to the Termination Date or, if such breach or failure to perform is capable of being cured by the Company prior to the Termination Date, the Company shall not have cured such breach or failure to perform within 30 days after receipt of written notice thereof (but no later than the Termination Date);

(f) By the Company, if all of the following shall have occurred: (i) Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, (ii) such breach or failure to perform would entitle the Company not to consummate the Merger under Section 6.3(a) or 6.3(b) and (iii) such breach or failure to perform is incapable of being cured Parent prior to the Termination Date or, if such breach or failure to perform is capable of being cured by Parent prior to the Termination Date, Parent shall not have cured such breach or failure to perform within 30 days after receipt of written notice thereof (but no later than the Termination Date);

(g) By Parent, whether before or after any meeting of stockholders held for the purpose of obtaining the Company Requisite Stockholder Vote, if the Company shall have failed to make the Company Recommendation or effected a Change in Company Recommendation (or resolved or publicly proposed to take any such action), whether or not permitted by the terms of this Agreement;

(h) By the Company, if the Board of Directors of the Company shall have approved or recommended, or the Company shall have executed or entered into a definitive agreement with respect to, a Superior Proposal in compliance with Section 5.5(a)(iii); provided, however, that such termination under this Section 7.1(h) shall not be effective until the Company has made the payment required by Section 7.2(b); or

(i) By Parent, if any of the following have occurred: (i) the Company, any of its Subsidiaries or any of the Representatives of the Company or any of its Subsidiaries shall have breached in any material respect any of the provisions of Section 5.5; or (ii) the Company enters into any agreement, letter of intent, agreement-in-principle, acquisition agreement or other instrument (other than a confidentiality agreement as contemplated by and in accordance with Section 5.5(a)(i)) contemplating or otherwise relating to any Acquisition Proposal or Superior Proposal.

Section 7.2. Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 7.1, then this Agreement (other than as set forth in Section 5.12, this Section 7.2, Section 7.3, Section 7.4 and Article 8, which provisions shall survive such termination) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives); provided, however, no such termination shall relieve the Company from any obligation to pay, if applicable, the amounts described in Sections 7.2(b); and provided, further, no such termination shall relieve the Company or Parent, as applicable, from any obligation to pay, if applicable, the amounts described in 7.2(c) and neither the Company nor Parent shall be relieved or released from any liabilities arising out of its material breach of this Agreement.

(b) The Company shall pay to Parent a termination fee equal to $10,000,000 (the “Termination Fee”) in the event any of the following occur:

(i) Parent terminates this Agreement pursuant to Section 7.1(g) or 7.1(i);

(ii) the Company terminates this Agreement pursuant to Section 7.1(h);

(iii)(A) Parent or the Company terminates this Agreement pursuant to Section 7.1(b) without the Company Stockholders Meeting having occurred (unless such termination pursuant to Section 7.1(b) shall have occurred prior to the time the condition precedent in Section 6.1(c) has been satisfied), (B) Parent or the Company terminates this Agreement pursuant to Section 7.1(d), or (C) Parent terminates this Agreement pursuant to Section 7.1(e) in connection with the Company’s breach of any of its representations or warranties set forth in this Agreement and, in the case of (A), (B) or (C), (1) at any time after the date of this Agreement and prior to such termination an Acquisition Proposal shall have been publicly announced or otherwise publicly communicated to the senior management, Board of Directors or stockholders of the Company, and (2) prior to the date that is 12 months after the effective date of such termination, the Company shall enter into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated; or

(iv) Parent terminates this Agreement pursuant to Section 7.1(e) in connection with the Company’s breach or failure to perform any covenant or other agreement set forth in this Agreement and, at any time prior to the date that is 12 months after the effective date of such termination, the Company shall enter into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated.

The Company shall satisfy its obligation under the preceding sentence by the wire transfer of immediately available funds to an account that Parent designates (x) in the case of termination pursuant to clause (i) above, not later than 2 Business Days following such termination, (y) in the case of termination pursuant to clause (ii) above, not later than the date of such termination and (z) in the case of clause (iii) or (iv) above, not later than the date on which the Company executes and delivers a definitive agreement with respect to (or, if earlier, consummates) an Acquisition Proposal; provided that the payment of the Termination Fee pursuant to clause (iii) or (iv) above shall be reduced by the working fee, if any, previously paid by the Company to Parent pursuant to Section 7.2(c) below.

(c) If the Company terminates this Agreement pursuant to Section 7.1(f), Parent promptly shall pay to the Company a working fee equal to $1,250,000. If (i) Parent terminates this Agreement pursuant to Section 7.1(e) or (ii) the Company or Parent terminates this Agreement pursuant to Section 7.1(d) and the Termination Fee is not otherwise then payable by the Company to Parent, the Company promptly shall pay to Parent a working fee equal to $1,250,000.

(d) Each of Parent and the Company acknowledges that the agreements contained in Section 7.2(b) and 7.2(c) are an integral part of the transactions contemplated hereby and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if either the Parent or the Company fails to pay the amounts payable under Section 7.2(b) or 7.2(c), as applicable, then the party failing to make such payment shall pay to the other all costs and expenses (including attorneys’ fees and expenses) incurred by such other party in connection with the collection of such overdue amounts and the enforcement of its rights under Section 7.2(b) or 7.2(c), as applicable, together with interest on such overdue amounts at a rate per annum equal to the “prime rate” (as announced by The Wall Street Journal (Eastern edition)) in effect on the date on which such payment was required to be made.

Section 7.3. Amendment. This Agreement may be amended by Parent and the Company, by action taken or authorized by their respective Boards of Directors, at any time before or after the Company Requisite Stockholder Vote is obtained; provided, however, that after the Company Requisite Stockholder Approval is obtained, this Agreement may not be amended to change: (i) the amount or kind of shares or other securities, eligible interests, obligations, rights to acquire shares, other securities or eligible interests, cash or other property to be received under the plan by the stockholders of or owners of eligible interests in any party to the merger; (ii) the articles of incorporation of any domestic or foreign corporation or nonstock corporation, or the organic document of any unincorporated entity, that will survive or be created as a result of the merger, except for changes permitted by Section 2-605 of the MGCL; or (iii) any of the other terms or conditions of the plan if the change would adversely affect such stockholders in any material respect hereto without such further approval. This Agreement may not be amended except by a written instrument signed on behalf of each of the parties hereto.

Section 7.4. Waiver. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto under or pursuant to this Agreement, (b) waive any inaccuracies in the representations and warranties made by the other parties hereto in this Agreement or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements made by the other parties hereto, or any of the conditions benefiting such waiving party contained, in this Agreement. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in a written instrument signed on behalf of such party.

ARTICLE 8

MISCELLANEOUS

Section 8.1. Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements contained in this Agreement or in any document delivered pursuant hereto shall survive the Effective Time, except that the agreements of Parent, Merger Sub or the Company that are contained in Section 5.6 (Indemnification; Directors and Officers Insurance), 5.14 (Employee Matters), 8.3 (Notices), 8.4 (Entire Agreement), 8.5 (Assignment; Binding Effect), 8.6 (Governing Law; Waiver of Jury Trial; Specific Performance; Jurisdiction), 8.7 (Severability), 8.10 (Counterparts), 8.11 (Headings), 8.12 (Interpretation), 8.13 (No Presumption) and 8.15 (Definitions) that by their terms apply or are to performed in whole or in part after the Effective Time shall survive the Effective Time.

Section 8.2. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such expenses, except as otherwise provided in Sections 7.2(b), 7.2(c) and 7.2(d).

Section 8.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given or made as of the date of receipt if delivered personally, sent by telecopier or facsimile (and sender shall bear the burden of proof of delivery), sent by overnight courier (providing proof of delivery) or sent by registered or certified mail (return receipt requested, postage prepaid), in each case, to the parties at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

If to the Company:

Fieldstone Investment Corporation
11000 Broken Land Parkway
Columbia, Maryland 21044
Attention:	Tom Eckert and
Tom Brennan
Facsimile:	(443) 367-2201

with a copy to:

Hogan & Hartson LLP
Columbia Square
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109
Attention:	David P. Slotkin and
John H. Booher
Facsimile:	(202) 637-5910

If to Parent or Merger Sub:

Credit-Based Asset Servicing
and Securitization LLC
335 Madison Avenue, 19th Floor
New York, New York 10017
Attention:	Noelle Savarse, Senior Managing Director and
Shari Kushner, General Counsel
Facsimile:	(212) 580-7762

with a copy to:

Hunton & Williams LLP
951 East Byrd Street
Riverfront Plaza - East Tower
Richmond, Virginia 23219
Attention:	Gary E. Thompson
Facsimile:	(804) 788-8218

Section 8.4. Entire Agreement. This Agreement, the Voting Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior understandings, agreements or representations, by or among the parties hereto with respect to the subject matter hereof.

Section 8.5. Assignment; Binding Effect. No party hereto may assign this Agreement or any of its rights, interests or obligations hereunder (whether by operation of Law or otherwise) without the prior written approval of the other parties hereto, and any attempted assignment without such prior written approval shall be void and without legal effect; provided, however, that Merger Sub may assign its rights hereunder to a direct or indirect wholly-owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

Section 8.6. Governing Law; Waiver of Jury Trial; Specific Performance; Jurisdiction.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF MARYLAND WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(c) The parties agree that money damages or any other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or default under, this Agreement by them and that, in addition to all other available remedies, each party shall be entitled, to the fullest extent permitted by Law, to an injunction restraining such actual or threatened breach, violation or default and to any other equitable relief, including specific performance, without bond or other security being required.

(d) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Maryland or in the Circuit Court for Baltimore City, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto further agree that, in the event that any suit, action or proceeding is brought in the Circuit Court of Baltimore City, the parties shall jointly request that the case be assigned to that court’s business and technology case management program. Each party agrees to appoint The Corporation Trust Company, CSC-Lawyers Incorporating Service Company or such other registered agent as the parties may agree upon, as agent for service of process in the State of Maryland. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.3 shall be deemed effective service of process on such party.

Section 8.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, then all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.8. Third Party Beneficiaries. Except for the rights of the Company’s stockholders to receive the Merger Consideration and except for Sections 1.9 and 5.6, Parent, Merger Sub and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons (other than the parties hereto) may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.9. Disclosure Schedule.

(a) The disclosure schedule delivered by the Company to Parent prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”) shall be arranged in sections and subsections corresponding to the numbered section and lettered subsections of this Agreement, and the exceptions and disclosures in each such section or subsection of the Company Disclosure Schedule shall apply only to the correspondingly numbered section or lettered subsection of this Agreement, whether disclosed directly or through cross-reference.

(b) The inclusion of any information in the Company Disclosure Schedule accompanying this Agreement will not be deemed an admission or acknowledgment, in and of itself, solely by virtue of the inclusion of such information in such schedules, that such information is required to be listed in such schedules or that such information is material to any party or the conduct of the business of any party.

Section 8.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Section 8.11. Headings. The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.12. Interpretation. Any reference to any supranational, national, state, provincial, municipal, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section of or Schedule or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 8.13. No Presumption. With regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

Section 8.14. Undertaking by Parent. Parent shall cause Merger Sub to perform when due all of Merger Sub’s obligations under this Agreement.

Section 8.15. Definitions. For purposes of this Agreement,

(a) “Acquisition Proposal” means any proposal or offer from any Person other than Parent or any of its Subsidiaries (in each case, whether or not in writing and whether or not delivered to the stockholders of the Company generally) relating to: (i) any direct or indirect acquisition or purchase of a business of the Company or any of its Subsidiaries that constitute 20% or more of the consolidated revenues, net income or assets of the Company or of 20% or more of any class of equity securities of the Company or any of its Subsidiaries; (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of the Company; (iii) any merger, reorganization, share exchange, consolidation, business combination, sale of all or substantially all of the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

(b) “Affiliates” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “Control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the powers to direct or cause the direction of management or policies of a Person, through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(c) “Business Day” means any day on which banks are not required or authorized to close in the City of New York, New York.

(d) “Company Equity Awards” means the Company Restricted Shares and the Company Stock Options.

(e) “Company Stock Plans” means the Fieldstone Investment Corporation Equity Incentive Plan.

(f) “ERISA Affiliate” means any entity required to be aggregated with the Company under Section 414(b), (c), (m), or (o) of the Code.

(g) “Hazardous Substance” means: (i) any petroleum, hazardous or toxic petroleum-derived substance or petroleum product, flammable or explosive material, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, foundry sand or polychlorinated biphenyls (PCBs); (ii) any chemical or other material or substance that is regulated, classified or defined as or included in the definition of “hazardous substance,” “hazardous waste,” “hazardous material,” “extremely hazardous substance,” “restricted hazardous waste,” “toxic substance,” “toxic pollutant,” “pollutant” or “contaminant” under any applicable Law, or any similar denomination intended to classify substance by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any applicable Law; or (iii) any other chemical or other material, waste or substance, exposure to which is prohibited, limited or regulated by or under any applicable Law.

(h) “knowledge” means, with respect to the Company, the actual knowledge after due inquiry of the officers of the Company listed on Section 8.15(h) of the Company Disclosure Schedule.

(i) “Material Adverse Effect on the Company” means any change, effect, condition, factor or circumstance that (i) has had or is reasonably likely to have a material adverse effect on the business, results of operations, properties, financial condition, assets or liabilities of the Company and its Subsidiaries taken as a whole or (ii) materially affects the ability of the Company to consummate the transactions contemplated by, or to perform its obligations under, this Agreement prior to the Termination Date; provided, however, that, a “Material Adverse Effect on the Company” shall not be deemed to mean or include any such change, factors, effect, condition, factor or circumstance to the extent arising as a result of: (i) general changes or developments in the industries in which the Company and its Subsidiaries operate, except, in each case, to the extent those changes, factors, or developments that disproportionately impact (relative to similarly situated businesses) the business, results of operations, properties, financial condition, assets or liabilities of the Company and its Subsidiaries taken as a whole; (ii) changes, after the date of this Agreement, in Laws of general applicability or interpretations thereof by courts or other Governmental Entities except to the extent any of the same materially disproportionately impacts the Company as compared to other companies in the industry in which the Company and its Subsidiaries operate; (iii) changes in GAAP or the rules or policies of the Public Company Accounting Oversight Board; (iv) any act or omission by the Company taken with the prior written consent of Parent in contemplation of the Merger; (v) any costs or expenses reasonably incurred or accrued in connection with the Merger (and not otherwise in breach of this Agreement); (vi) a change to the United States economy in general or global economic conditions that do not disproportionately affect the Company and its Subsidiaries as compared to other similarly situated companies; (vii) any loss of, or adverse change in, the relationship of the Company with its customers, employees or suppliers caused by the announcement of the transactions contemplated by this Agreement; (viii) any failure by the Company to meet any internal or published estimates, projections, forecasts or predictions relating to revenues, earnings or losses for any period ending on or after the date of this Agreement and prior to the Closing; or (ix) a decline in the stock price of the Company Common Stock on The NASDAQ Global Market.

(j) “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA that the Company or any ERISA Affiliate contributes, has an obligation to contribute or has any liability.

(k) “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a Governmental Entity.

(l) “Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EC Merger Regulation and all other supranational, national, state, provincial, municipal, local or foreign Laws, Orders and administrative and judicial doctrines that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

(m) “Securitization Trusts” means the Delaware business trusts identified in Section 3.2(b)-2 of the Company Disclosure Schedule.

(n) “Subsidiaries” of any Person means any corporation or other form of legal entity (i) with respect to which such Person owns or controls, directly or indirectly through one or more of its Subsidiaries, an amount of the outstanding voting securities that is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are not such voting securities, 50% or more of its equity interests) or (ii) with respect to which such Person or one or more of its Subsidiaries is the general partner or the managing member or has similar authority, including any corporation or other legal entity with respect to which such ownership, control, membership or authority is acquired after the date of this Agreement, but only with respect to such periods in which such ownership, control, membership or authority is in effect; provided that, except as such term is used in Sections 3.1, 3.4, 3.9, 3.10, 3.12, 3.17 and 3.23, the term “Subsidiary” or “Subsidiaries” shall not include the Securitization Trusts.

(o) “Superior Proposal” means an unsolicited (by the Company, any of its Subsidiaries or any of the Representatives of the Company or any of its Subsidiaries), bonafide, written, fully-financed proposal (or, in the judgment of the Board of Directors of the Company, a proposal for which financing is then committed or reasonably likely to be available) made by any Person other than Parent or any of its Subsidiaries to acquire at least a majority of the issued and outstanding shares of Company Common Stock pursuant to a tender offer or a merger or to acquire all or substantially all of the properties and assets of the Company on terms and conditions that a majority of the members of the Board of Directors of the Company determines in good faith, after consultation with a nationally recognized financial advisor and taking into account all of the material terms and conditions of such proposal (including all material legal, financial, regulatory, and other aspects of such proposal, the form of consideration, the uncertainties associated with the valuation of any consideration other than cash and the risks associated with the form of consideration, any expense reimbursement provisions, any termination fees and the conditions associated with such proposal), is more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated hereby (including, to the extent applicable, any proposal or offer by Parent for an adjustment to the terms and conditions of this Agreement pursuant to Section 5.5(a)) and is reasonably likely to be consummated.

(p) “Tax Return” means a return, report, estimate, claim for refund or other information, form or statement relating to, or required to be filed or supplied in connection with, any Taxes, including, where permitted or required, combined or consolidated returns for a group of entities and including any amendment thereof, including any schedule or attachment thereto.

(q) “Taxes” means all taxes, charges, fees, levies, or other assessments, of any kind whatsoever, imposed by any Governmental Entity, including any interest and penalties (civil or criminal) on or additions thereto, whether disputed or not, and shall include any transferee liability in respect of Taxes and any liability in respect of Taxes imposed by contract, tax sharing agreement, tax indemnity agreement or any similar agreement.

[The next page is the signature page.]

The parties hereto have executed this Agreement of Merger as of the date first written above.

CREDIT-BASED ASSET SERVICING AND SECURITIZATION LLC

By:	/s/ John M. Draghi
Name:	John M. Draghi
Title:	Chief Operating Officer

ROCK ACQUISITION CORP.

By:	/s/ Noelle J. Savarese
Name:	Noelle J. Savarese
Title:	President

FIELDSTONE INVESTMENT CORPORATION

By:	/s/ Thomas D. Eckert
Name:	Thomas D. Eckert
Title:	Chairman

INDEX OF SECTIONS TO COMPANY DISCLOSURE SCHEDULE AND EXHIBITS TO AGREEMENT

OF MERGER*

Section 3.1	Organization and Qualification
Section 3.2(a)	Capitalization
Section 3.2(b)-1	Company Subsidiaries
Section 3.2(b)-2	Other Company Ownership Interests
Section 3.4(b)-1	Required Consents of Government Entities
Section 3.4(b)-2	Required Consents of Contract Counterparties
Section 3.5(a)	Exceptions to Required SEC Reports
Section 3.5(c)	Exceptions to SEC and GAAP Reporting Requirements
Section 3.5(d)	Additional Liabilities
Section 3.5(f)	Reported Violations
Section 3.8	Certain Changes to Company
Section 3.9	Litigation/Orders
Section 3.10	Violations of Laws
Section 3.11	Tax Matters
Section 3.13	Company Intellectual Property
Section 3.14(a)	Employee Benefit Plans
Section 3.14(h)	Benefit Plan Non-Compliance with Applicable Law
Section 3.14(i)	Accelerated Vesting of Employment Benefit
Section 3.14(j)	Employee Benefit Plans Incorporation Change in Control Payments
Section 3.15(d)	Non-Compliance with Employment Laws
Section 3.16(a)	Contracts
Section 3.17(a)	Existing Financing Facilities
Section 3.17(b)-1	Violations of Applicable Requirements
Section 3.17(b)-2	Violations of Applicable Requirements
Section 3.17(c)(vi)	Subservicers
Section 3.17(c)(vii)	Existing Financing Facility Containing Termination Fees
Section 3.18	Properties and Assets
Section 3.19(b)	Exceptions to Valid Leasehold Interests
Section 3.19(c)	Company Leases
Section 3.20	Directors and Officers Insurance Policy Premiums
Section 3.21-1	Major Suppliers
Section 3.21-2	Major Customers
Section 3.23	Exceptions to Compliance with Investment Advisors Act
Section 3.26	Estimated Transaction Expenses
Section 5.1(a)(v)	Permitted Exceptions to Business Covenants
Section 5.15	Key Employees
Section 5.16	Servicing Transfer Fee Limitation
Section 5.17	Existing Financing Facility Extension Fee Limitation
Section 6.2(c)	Necessary Consents
Section 6.2(g)	Material Closing Contracts
Section 6.2(i)	Required Whole Loan Financing
Section 8.15(h)	Knowledgeable Persons

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Tax Opinion
Exhibit C	Form of Tax Representation Letter

*	The registrant has omitted certain schedules and exhibits in accordance with Item 601(b)(2) of Regulation S-K. The registrant will furnish the omitted schedules and exhibits to the Securities and Exchange Commission upon request.